UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Proxy Statement

2019
Annual Meeting
of Shareholders

May 20, 2019 at 10:00 a.m. Eastern Daylight Time

C Space
290 Congress Street, 7th Floor
Boston, MA 02210

A Letter from Omnicom’s Lead Independent Director

To My Fellow Shareholders:

It is a great honor to serve as Omnicom’s Lead Independent Director. Our Board is focused on the oversight of Omnicom’s management and protecting your interests. We believe that a commitment to the highest standards of corporate governance drives success and builds sustainable, long-term value for shareholders.

2018 was a successful year for Omnicom in many regards. I encourage you to read the letter from John Wren, our Chairman and Chief Executive Officer, which is available on Omnicom’s website at http://investor.omnicomgroup.com, to learn more about the progress we have made on achieving our strategic objectives over the past year.

Ongoing Dialogue with Shareholders Through Proactive Engagement

Engaging with our shareholders remains one of our top priorities and is a focus for the entire Board. I have had the pleasure of speaking with many of our largest shareholders about a variety of matters, including board leadership and composition, succession planning, corporate culture, executive compensation, sustainability, and diversity and inclusion. This past year and in each of the previous three years, we reached out to shareholders holding more than 60% of our outstanding shares and we spoke to every shareholder who accepted our invitation for engagement. The constructive feedback we receive from shareholders is shared with and discussed by the full Board on a regular basis. We strive to maintain an open dialogue with our shareholders and their views are factored into our evolving governance practices.

Special Meeting Right Revised in 2018 in Response to Shareholder Feedback

Our Board amended Omnicom’s By-laws in December 2018 to reduce the ownership threshold required for shareholders to call a special meeting from 25% to 10%. This was done in response to a shareholder proposal that received 50.3% support at our 2018 annual meeting and after taking into account input from subsequent discussions with our investors, including those who had not supported the proposal.

Thoughtful Approach to Board Composition with a Demonstrated Commitment to Refreshment

The Board has made tremendous progress on its refreshment initiative, which has been underway since 2015. We have been focused on ensuring that our Board is representative of all of our constituencies – our clients, employees and shareholders, and that through regular evaluation of director skill sets, the optimal combination of expertise is represented on the Board. The result is a highly talented and diverse group of directors with the skills, backgrounds and experiences best suited to achieve our strategic objectives. Through our commitment, we have reduced our average board tenure by approximately 33% since 2015, six of our independent directors are female and four are African American. In addition, a majority of the Audit and Compensation Committees and one half of the Governance Committee are comprised of female directors, with female directors Chairing both the Audit and Compensation Committees.

Leadership Structure that Reflects Our Current Business and Industry Circumstances

The Board regularly evaluates the leadership structure at Omnicom and believes this evaluation should be considered in the context of Omnicom’s specific circumstances, business and culture, while giving appropriate weight to the unique challenges facing a professional services company such as ours. In May 2018, the Board determined, after assessing various options, to appoint our CEO John Wren as Chairman following the retirement of our then Executive Chairman, Bruce Crawford. In making this decision, the Board considered:

■	Shareholder Feedback: Extensive engagement with shareholders through which the Board learned that a large majority are supportive of a combined Chair/CEO role in light of our strong Lead Independent Director role, the complexity of our Company and business, and the rapidly changing industry dynamics.

2	2019 Proxy Statement

■	Strong Independent Oversight: The scope and nature of our Lead Independent Director role, including responsibilities typically associated with a chair. Since being elected Lead Independent Director, I have played a leading role in our board refreshment process, including in the recruitment, mentoring and development of our directors. In February 2019, the Board enhanced the already robust responsibilities assigned to this role to formally include the recruitment, mentoring and development of directors, and also the authority to call meetings of independent directors and oversee any conflicts of interests among directors. Full responsibilities for this role can be found on page 27 of this Proxy Statement.
■	Our CEO’s Fundamental Role: Mr. Wren’s fundamental role in our organizational realignment to position Omnicom for growth in an increasingly complex and competitive global landscape that is experiencing rapid change, disruption and market-wide technological advancements.
■	Retention of Talented Executives: The complex nature of our Company and business, and that the success of a professional services business such as ours is based on retaining talented individuals to best serve our clients through Omnicom’s reconstituted management reporting structure spearheaded by Mr. Wren.
■	Retention of Largest Clients: The importance of ensuring executive-level continuity in the CEO and Chair roles integral to supporting the transition of client relationships, which have been built on trust and support over many years; these relationships are particularly relevant at this time given the client losses our industry peers are experiencing and the ability for Omnicom to benefit from the opportunities this creates.

Pay Decisions and Outcomes Aligned to Performance

In determining compensation for our named executive officers, we continue to demonstrate our commitment to closely link executive compensation to performance by making a significant portion of potential compensation variable and long-term performance driven. This ensures alignment between executives’ and shareholders’ interests and incentivizes long-term value creation for the Company.

The Board remains focused on our oversight responsibilities and will continue to communicate our efforts to shareholders. We believe that regular, transparent communication with our shareholders is critical to our long-term success. On behalf of the Board, I thank you for your support and look forward to continuing a constructive dialogue in the years to come.

Leonard S. Coleman, Jr.
Lead Independent Director
www.omnicomgroup.com	3

NOTICE OF 2019 ANNUAL MEETING OF
SHAREHOLDERS
____________________

Subject:

1.

Elect the directors named in the Proxy Statement accompanying this notice to the Company’s Board of Directors to serve until the Company’s 2020 Annual Meeting of Shareholders or until the election and qualification of their respective successors.

2.	Vote on an advisory resolution to approve executive compensation.
3.	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019.
4.	Vote on the shareholder proposal described in the accompanying Proxy Statement, if properly presented at the 2019 Annual Meeting of Shareholders.

The Board unanimously recommends that you vote:

■	FOR each of the director nominees;
■	FOR the advisory resolution to approve executive compensation;
■	FOR the ratification of the appointment of KPMG LLP as our independent auditors; and
■	AGAINST the shareholder proposal described in the accompanying Proxy Statement.

Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 10, 2019, and provided access to our proxy materials on the Internet, beginning on April 10, 2019, to the holders of record and beneficial owners of our common stock as of the close of business on the record date.

Please sign and return your proxy card or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented at the 2019 Annual Meeting of Shareholders, whether or not you plan to attend. If you do attend, you will be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

Michael J. O’Brien
Secretary
New York, New York
April 10, 2019

Meeting Date: Monday, May 20, 2019

Time: 10:00 a.m. Eastern Daylight Time

Place: C Space 290 Congress Street, 7th Floor Boston, MA 02210

Record Date: April 1, 2019

4	2019 Proxy Statement

PROXY SUMMARY
____________________

This summary highlights selected information about the items to be voted on at the 2019 Annual Meeting of Shareholders. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire Proxy Statement carefully before voting.

Meeting Agenda and Voting Recommendations
ITEM 1:	Election of Directors

The Board recommends a vote FOR each of the director nominees.
■We have conducted a comprehensive evaluation of director skill sets to ensure that each director's unique qualifications and attributes collectively support the oversight of Omnicom's management.
■Diversity is a core value at every level of our organization. A majority of our director nominees are female and four are African American. Both the Audit and Compensation Committees are Chaired by female directors.
■Ten of Omnicom’s eleven director nominees are independent, and each of the Audit, Compensation, Governance and Finance Committees is comprised solely of independent directors.
■Each of our directors is elected annually by a majority of votes cast.
See page 11 for further information

DIRECTOR NOMINEES

Name and Age	Principal Occupation	Director Since	Omnicom Committees	Other Current Public Company Boards
Alan R. Batkin, (I), 74	Chairman and Chief Executive Officer of Converse Associates, Inc.	2008	C F	■Cantel Medical Corp. ■Pattern Energy Group, Inc.
Mary C. Choksi, (I), 67	Former Founding Partner and Senior Manager of Strategic Investment Group	2011	A (Chair) C	■Avis Budget Group ■White Mountains Insurance Group, Ltd.
Robert Charles Clark, (I), 75	Harvard University Distinguished Service Professor, Harvard Law School	2002	A G (Chair)
Leonard S. Coleman, Jr., (I), 70 Lead Independent Director	Former Senior Advisor, Major League Baseball; Former Chairman, Arena Co.	1993	C G F (Chair)	■Avis Budget Group ■Electronic Arts Inc. ■Hess Corporation
Susan S. Denison, (I), 72	Former Partner, Cook Associates	1997	C (Chair) G
Ronnie S. Hawkins, (I), 50	Managing Director of Global Infrastructure Partners	2018	G F
Deborah J. Kissire, (I), 61	Former Vice Chair and Regional Managing Partner, EY	2016	A F	■Cable One, Inc. ■Axalta Coating Systems Ltd.
Gracia C. Martore, (I), 67	Former President and Chief Executive Officer, TEGNA Inc.	2017	A G	■WestRock Company ■United Rentals, Inc.
Linda Johnson Rice, (I), 61	Former Chairman and Chief Executive Officer, Johnson Publishing Company	2000	C G	■Tesla, Inc. ■Grubhub Inc.
Valerie M. Williams, (I), 62	Former Southwest Assurance Managing Partner, EY	2016	A F	■WPX Energy, Inc. ■DTE Energy Co.
John D. Wren, 66	Chairman and Chief Executive Officer, Omnicom	1993

(I): Independent	A: Audit	C: Compensation	F: Finance	G: Governance

www.omnicomgroup.com	5

PROXY SUMMARY

Board Snapshot

Independence 10 of 11 are independent	Diversity Women & Multicultural Directors

Current Tenure of 2019 Nominees	Experience and Skills
Our director nominees are accomplished leaders who bring a mix of experiences and skills to the Board.
Our Board has identified skill categories fundamental to its ability to effectively oversee Omnicom's strategy and management, and undertakes a comprehensive evaluation to ensure these skills are well represented on the Board.
See page 12 for further information.

GOVERNANCE HIGHLIGHTS

The Board has adopted, and periodically reviews, policies and procedures to guide it in its oversight responsibilities. These policies and procedures provide a framework for the proper operation of our Company and align with shareholders' interests.

Shareholder Rights	Independent Oversight	Good Governance

Annual election of all directors
Majority voting standard in uncontested elections
Proxy access rights
Right to call a special meeting of the Board with 10% ownership threshold
Continued efforts to foster a successful shareholder outreach program

Engaged Lead Independent Director with clear and robust responsibilities
All directors are independent except the Chairman, who also serves as CEO
Executive sessions of our independent non-management directors are conducted on a regular basis
All Board committees are comprised solely of independent directors
Comprehensive oversight of strategy and risk

Annual Board and committee evaluations and skill set assessment
Director orientation and continuing education
Strong equity ownership requirement for executives and directors (3x to 6x base salary for executives; 5x annual cash retainer for directors)
Robust processes for confidential and anonymous submission by employees of concerns regarding accounting or auditing matters, as well as potential violations of our Code of Business Conduct or Code of Ethics for Senior Financial Officers

6	2019 Proxy Statement

PROXY SUMMARY

SHAREHOLDER ENGAGEMENT

Ongoing shareholder engagement is a priority for our Board and management team. In 2018, we reached out to shareholders holding more than 60% of our outstanding shares and engaged with shareholders representing more than 40% of outstanding shares. Mr. Coleman, our Lead Independent Director, actively participated in shareholder engagement with approximately 10% of outstanding shares. Broad topics discussed included:

■	Company strategy and performance
■	Board composition, refreshment and leadership
■	Management succession
■	Executive compensation program
■	Diversity and inclusion efforts across the organization
■	Governance practices
■	Sustainability initiatives

Below is a summary of topics discussed in the shareholder meetings along with the actions taken by our Board:

Topics discussed with Shareholders	Recent Board actions in response to feedback
Board Leadership – A large majority of our shareholders indicated they are supportive of the combined Chair and CEO positions given our strong Lead Independent Director role, the critical nature of client-chairman relationships in our professional services business, and the complex nature of our rapidly changing industry
■The role and responsibilities of our Lead Independent Director, which were most recently enhanced in February 2019, are robust and clearly defined
■Based on shareholder feedback, we elected Mr. Coleman to serve as our new Lead Independent Director in December 2015, and Mr. Coleman was re-elected by the independent directors in May 2016, 2017 and 2018

Board Refreshment – Shareholders are pleased with the level of progress we have shown to meaningfully refresh and further diversify our Board
■The Board has implemented a thoughtful approach to refreshment, including adoption of a mandatory retirement policy, which fostered a smooth transition
■Two directors stepped down from the Board in 2016 and a third stepped down in 2017
■Our former Chairman and two additional directors stepped down from the Board in 2018
■From March 2016 – February 2018, the Board appointed four new independent directors
■The Board anticipates continued Board refreshment over the next few years and will continue its search for qualified director candidates whose skills are complementary to the overall mix of Board skill sets, with ongoing assistance by a third-party search firm

Reduction of Special Meeting Threshold – Shareholders largely support our Board’s decision to reduce the special meeting ownership threshold in response to a shareholder proposal that received 50.3% of the vote at our 2018 Annual Meeting	■In December 2018, the Board amended our By-laws to reduce the ownership threshold required for shareholders to call a special meeting from 25% to 10%

We appreciate the insights and perspectives of our shareholders, which were discussed among the full Board and factored into its decision making process for the year.

www.omnicomgroup.com	7

PROXY SUMMARY

ITEM 2:	Advisory Resolution to Approve Executive Compensation

The Board recommends a vote FOR this voting item.
■We closely tie pay to current and long-term Company performance;
■We maintain a high degree of variable, “at-risk” compensation;
■We establish challenging performance metrics that align with our business strategy; and
■We sustain competitive compensation levels.
See page 34 for further information

EXECUTIVE COMPENSATION HIGHLIGHTS

Omnicom strives to closely link executive compensation to performance by making a significant portion of potential compensation variable, or “at-risk”, as well as long-term performance driven. In 2018, we compensated our named executives using the following elements for total target direct compensation.

Description
Base Salary	Fixed amount based on responsibilities, experiences and market data.

4% of our CEO’s 2018 compensation was base salary. For each NEO other than Mr. Hewitt, as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the majority of total compensation is variable and based on performance.

Annual Cash Incentive	Awards are based on goals that are meaningful and challenging, and designed to drive shareholder value.
96% of our CEO’s 2018 compensation was variable and based on performance

Performance Restricted Stock Units (2022 vesting)
	The Incentive Award, based on quantitative performance measures, is allocated between short-term cash and long-term equity; for our CEO and CFO, Performance Restricted Stock Units (the “PRSUs”) are subject to further performance conditions over a three-year period from 2019 to 2021.	43% of our CEO’s 2018 compensation was also contingent upon the future performance of the Company.

Compensation Best Practices
Emphasis on performance-based compensation
Executive and director stock ownership guidelines (6x base salary for CEO; 3x base salary for CFO)
Policy adopting equity grant best practices
Compensation forfeiture/clawback policy
Policy prohibiting hedging of company equity securities

8	2019 Proxy Statement

PROXY SUMMARY

ITEM 3:	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2019

The Board recommends a vote FOR this voting item.	See page 67 for further information

ITEM 4:	Shareholder Proposal Requiring an Independent Board Chairman

The Board recommends a vote AGAINST this voting item.	See page 69 for further information

www.omnicomgroup.com	9

____________________

10	2019 Proxy Statement

PROXY STATEMENT

ITEM 1 – ELECTION OF DIRECTORS
______________

Omnicom Board of Directors

The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” the “Company,” “we,” “us” or “our”), currently consists of 11 directors: 10 independent directors, and John D. Wren, our Chairman and Chief Executive Officer. Each director stands for election annually and is elected by a majority of votes cast (in an uncontested election). Our Board values the views of our investors regarding board composition and, in response to investor input, has made board refreshment a priority.

■	Pursuant to the Board’s mandatory retirement age policy which went into effect on December 31, 2017, Bruce Crawford, the former Chairman of our Board, retired at our 2018 Annual Meeting.
■	In addition, two independent Board members retired at our 2018 Annual Meeting, one stepped down from the Board in 2017 and two others stepped down in 2016, all in light of the retirement age policy.
■	Our Board succession planning process resulted in the addition of four new independent directors since 2016 who bring important and complementary skills to the Board’s overall composition.
Deborah J. Kissire, a former Vice Chair and Regional Managing Partner of EY, joined our Board and Audit Committee in March 2016 and Finance Committee in May 2017.
Valerie M. Williams, a former Southwest Assurance Managing Partner for EY, joined our Board in October 2016, Audit Committee in December 2016 and Finance Committee in December 2017.
Gracia C. Martore, the former President and Chief Executive Officer of TEGNA Inc., joined our Board and Audit Committee in July 2017 and Governance Committee in March 2018.
Ronnie S. Hawkins, a Managing Director of Global Infrastructure Partners, joined our Board and Finance Committee in February 2018 and Governance Committee in February 2019.

We anticipate continued Board refreshment and remain focused on ensuring a smooth transition and onboarding process for new directors.

DIRECTOR TENURE & REFRESHMENT: SIGNIFICANT REFRESHMENT REALIZED SINCE 2015

A balanced mix of fresh perspectives and institutional knowledge enables strong Board oversight of management. The 2019 director tenure chart below illustrates this balance and highlights the meaningful board refreshment that has been underway over the last several years.

Current Tenure of 2019 Director Nominees

www.omnicomgroup.com	11

ITEM 1 — ELECTION OF DIRECTORS

QUALIFICATIONS OF THE MEMBERS OF THE BOARD

In determining the nominees for the Board, our Governance Committee considers the criteria outlined in our Corporate Governance Guidelines including a nominee’s independence, their background and experience in relation to other members of the Board, and his or her ability to commit the time and focus required to discharge Board duties. In addition, our Governance Committee considers the composition of the Board as a whole and diversity in its broadest sense, including persons diverse in gender and ethnicity as well as diversity of viewpoints, ages, and professional and life experiences. The Governance Committee considers a broad spectrum of skills and experience to ensure a strong and effective Board and nominees are neither chosen nor excluded solely or largely based on any one factor.

Our Board seeks to align our directors’ collective expertise with those areas most important to strong oversight of management at Omnicom. Accordingly, we periodically evaluate Board composition to help inform Board succession planning efforts, maintain close alignment between Board skills and Omnicom’s long-term strategy, and promote Board effectiveness. We have implemented a rigorous skills analysis for each of our directors and have found that those skill categories with the highest aggregate level of director experience, namely Talent Management, Finance & Accounting, and Risk Management & Controls, align with the areas most critical to Board oversight at Omnicom. The chart below outlines the skill and experience categories our Board periodically evaluates, as well as the importance of each category to overall Board effectiveness.

Risk Management & Controls	Robust risk management is a foundational component of strong Board oversight, and we believe that the Board must include directors who possess a sophisticated ability to understand, measure and mitigate risk.
Finance & Accounting	Financial and accounting expertise is essential to ensuring the integrity of our internal controls, critically evaluating our performance, and providing insight and counsel with respect to our financial reporting, capital structure and approach to capital allocation.
Talent Management	Our ability to attract and retain the most talented professionals is fundamental to the success of a professional services business such as ours, and the Board’s oversight function is particularly critical with respect to succession planning for our senior leadership team, and ensuring that we continue to prioritize diversity and inclusion.
Strategic Planning	Our Board’s ability to effectively review and assess the long-term strategic priorities developed by management, as well as management’s execution against those priorities, is fundamental to our capacity to grow, innovate and create shareholder value.
Industry Experience	Directors with experience relevant to our industry are well-suited to help guide the Company in key areas of our business such as advertising, customer relationship management, media buying, public relations and healthcare, and to assess growth opportunities, whether organic or through acquisitions.
CEO Experience	We believe that experience serving as a CEO enables directors to contribute deep insight into business strategy and operations, positioning the Board to serve as a valuable thought leader and challenge key assumptions while overseeing management.
Legal / Regulatory	Our Board must be able to effectively evaluate Omnicom‘s legal risks and obligations, as well as the complex, multinational regulatory environments in which our businesses operate, to help protect Omnicom’s reputational integrity and promote long-term success.

12	2019 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

International Business	Because of Omnicom’s global scale, it is key for our directors to bring experience in international markets and business operations, so that our Board is well-positioned to oversee global strategies and evaluate opportunities for growth outside of the U.S.
Technology	Technological experience enables our directors to provide important insight regarding cybersecurity, data privacy and other matters related to our information security and technology systems as we navigate a time of rapid technological advancement industry-wide.
Public Company Board Experience	Through their experience serving on the boards of other large publicly traded companies, directors bring a valuable understanding of board functions and effective independent oversight.

In addition to possessing the skills discussed above, each of our directors must also demonstrate sound judgment, integrity of thought, ethical behavior, critical insight into Omnicom’s businesses, the ability to ask challenging questions of management, and a healthy respect for their fellow Board members.

2019 DIRECTOR NOMINEES: 11 TOTAL

Independence: ten of our director nominees are independent	Diversity: six of our director nominees are female and four are African American

91%	73%
Director Independence	Women & Multicultural Directors

www.omnicomgroup.com	13

ITEM 1 — ELECTION OF DIRECTORS

2019 DIRECTOR NOMINEES

The current 11 members of the Board have been nominated to continue to serve as directors for another year. All of the director nominees have been recommended for election to the Board by our Governance Committee and approved and nominated for election by the Board. We periodically engage a third-party search firm to assist with the evaluation of director candidates.

The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may, prior to the meeting, select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

The Board UNANIMOUSLY recommends that shareholders vote FOR all nominees.

John D. Wren Age 66 Director since 1993
PROFESSIONAL EXPERIENCE:
Mr. Wren is Chairman and Chief Executive Officer of Omnicom, a position he has held since May 2018. He was named Chief Executive Officer in 1997 and elected Chairman in 2018. Mr. Wren has also served as President of Omnicom for twenty-two years, having been appointed to this role in 1996. Under his direction, Omnicom has become a premier global provider of marketing communications services and has achieved status as a world-class company with one of the best corporate and divisional management leadership teams in our industry. Mr. Wren was part of the team that created Omnicom in 1986, and was appointed Chief Executive Officer of Omnicom’s DAS Group of Companies division in 1990.

KEY SKILLS AND QUALIFICATIONS:
Through the positions he has held at Omnicom and its networks, Mr. Wren possesses a combination of broad strategic vision and extensive industry knowledge that is fundamental to the Board’s oversight role and uniquely positions him to serve as Chairman. Mr. Wren’s comprehension of Omnicom, its businesses, its clients and its people is invaluable to the Board’s mix of skills and enables him to provide critical insights to the Board. Over the past several years, Mr. Wren has designed and implemented a significant organizational realignment of Omnicom’s businesses and management, and his leadership in the boardroom greatly enhances the Board’s ability to oversee the development of strategy and guide Omnicom’s future success in an industry that is experiencing rapid change, disruption and market-wide technological advancements. As the former Chief Executive Officer of Omnicom’s DAS Group of Companies division, Mr. Wren has tremendous advertising, marketing and corporate communications experience. Under his leadership, the DAS Group of Companies grew to become Omnicom’s largest operating group, comprised of companies in a wide array of communication disciplines ranging from public relations to branding. Mr. Wren’s deep understanding of our industry gained through his extensive experience, long-term relationships he has developed with key clients, and his relationships with key management around the world contribute to robust Board discussion on a variety of topics central to Omnicom’s success, including identifying competitive advantages, retaining top talent and navigating relationships with our most important clients. Mr. Wren is also a member of the International Business Council of the World Economic Forum, and as such, he has direct exposure to the dynamic issues facing a myriad of international companies. This exposure is a valuable asset to Omnicom and enhances the Board’s ability to judiciously oversee management of Omnicom’s own complex global businesses.

14	2019 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Alan R. Batkin Age 74 Director since 2008 Member of the Compensation and Finance Committees
PROFESSIONAL EXPERIENCE:
Mr. Batkin is Chairman and Chief Executive Officer of Converse Associates, Inc., a strategic advisory firm, a position he has held since January 2013. From February 2007 to December 2012, he was the Vice Chairman of Eton Park Capital Management, L.P., a multi-disciplinary investment firm. From 1990 to 2007, he was Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies.

OTHER PUBLIC COMPANY BOARDS:
Mr. Batkin is a director, member of the Audit Committee, Chairman of the Compensation Committee and Lead Director of Cantel Medical Corp., a provider of infection prevention and control products in the healthcare market, and a director, Chairman of the Board and member of the Conflicts, Nominating, Governance and Compensation, and Audit Committees of Pattern Energy Group, Inc., an independent power company. Mr. Batkin also served as a director of Hasbro, Inc. during the last five years.

KEY SKILLS AND QUALIFICATIONS:
The selection of Mr. Batkin as a director nominee was partly grounded in the fact that his 16 years of experience as the Vice Chairman of a geopolitical consulting firm advising multinational companies brings to the Board a genuine comprehension and knowledge of the strategy and management of a dynamic and global business. Mr. Batkin understands the complex relationships crucial to successfully running international businesses, as well as the sophisticated strategies involved in expanding international business operations and mitigating risk in foreign countries. Growing Omnicom’s non-U.S. operations is critical to our long-term business strategy, and Mr. Batkin’s expertise in this regard is a critical component of the Board’s mix of skill sets. Mr. Batkin’s service as a director of a company in the healthcare market lends valuable insight into Omnicom’s healthcare businesses. Having worked for more than 22 years in senior investment banking and accounting positions, Mr. Batkin also has high-level financial experience and can provide the Board with valuable input relating to matters of corporate finance and asset management. This experience is additive not only to his role as a director, but also to his service as a member of our Finance Committee. In addition, Mr. Batkin has extensive experience serving on the boards and audit and compensation committees of several public companies in a variety of industries.

Mary C. Choksi Age 67 Director since 2011 Chair of the Audit Committee and Member of the Compensation Committee
PROFESSIONAL EXPERIENCE:
From 1987 to 2017, Ms. Choksi was a founding partner and Senior Manager of Strategic Investment Group, an investment management enterprise which designs and implements global investment strategies for large institutional and individual investors. In addition, Ms. Choksi is a trustee of a number of funds in the Franklin Templeton Funds family. Ms. Choksi was also a founder and, until May 2011, a Managing Director of Emerging Markets Management LLC, which manages portfolios of emerging market equity securities, primarily for institutional investors. Prior to 1987, Ms. Choksi worked in the Pension Investment Division of the World Bank.

OTHER PUBLIC COMPANY BOARDS:
Ms. Choksi is a director and Chair of the Compensation Committee of Avis Budget Group, a leading rental car supplier, and a director and Chair of the Finance Committee of White Mountains Insurance Group, Ltd., a company whose principal businesses are conducted through its insurance subsidiaries and other affiliates.

KEY SKILLS AND QUALIFICATIONS:
With her extensive investment management experience, Ms. Choksi brings to the Board a sophisticated comprehension of the financial matters inherent to running a global business enterprise. It is central to Omnicom’s growth and successful financial performance that the Board of Directors’ knowledge base includes Ms. Choksi’s understanding of the utilization of assets to generate growth. Ms. Choksi was a founding partner and Senior Managing Director of the investment management enterprise Strategic Investment Group and a founder, and, until May 2011, a Managing Director of Emerging Markets Management, which manages portfolios of emerging markets securities, primarily for institutional investors. As such, Ms. Choksi has the highest level of experience managing assets, evaluating investment risk, developing investment strategies and determining the optimal use of corporate assets. In addition, Ms. Choksi’s career includes 10 years of experience at the World Bank, primarily working in the Bank’s development arm focusing on projects in South and Southeast Asia. Through this role, Ms. Choksi acquired a keen appreciation of the many challenges facing a multinational institution as it navigates foreign markets and hones its global investment strategies. Ms. Choksi also has considerable experience as a member of the board and audit committees of other public companies. Collectively, this experience and learning significantly enhances the function of Omnicom’s Audit Committee on which Ms. Choksi serves as Chair. In addition, Ms. Choksi’s breadth of experience is an extremely valuable component of the overall mix of skills necessary for the Board to effectively oversee the development of Omnicom’s diversified global businesses.

www.omnicomgroup.com	15

ITEM 1 — ELECTION OF DIRECTORS

Robert Charles Clark Age 75 Director since 2002 Chair of the Governance Committee and Member of the Audit Committee
PROFESSIONAL EXPERIENCE:
Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School, a position he has held since 2003. His research and teaching interests are centered on corporate governance. Previously, he was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and before that, was a tenured professor at Yale Law School. His concentration was corporate law. In addition, Mr. Clark was an associate at Ropes & Gray from 1972 to 1974. For 28 years, until July 2016, Mr. Clark served as a trustee of Teachers Insurance and Annuity Association (TIAA), the giant pension fund serving the higher education community, and for much of that time he chaired the TIAA Nominating and Governance Committee.

OTHER PUBLIC COMPANY BOARDS:
Mr. Clark served as a director of Time Warner Inc. until it was acquired by AT&T Inc. in June 2018.

KEY SKILLS AND QUALIFICATIONS:
As one of the foremost authorities on corporate governance matters in the world, Mr. Clark provides the Board with the highest level of corporate governance expertise and a substantial knowledge of corporate law. Mr. Clark possesses an acute appreciation for the intricacies of corporate law and a tremendous knowledge of corporate governance best practices. Mr. Clark’s corporate governance and compliance expertise is particularly beneficial to his service as Chair of Omnicom’s Governance Committee. In addition, the considerable accounting experience Mr. Clark gained through serving as dean of a leading law school responsible for all aspects of its management, including financial, strengthens Omnicom’s Audit Committee of which he is a member. Mr. Clark also has extensive public and private company board experience and, until June 2018, served as a member of the Audit Committee and Chairman of the Nominating and Governance Committee of Time Warner. He also previously served as Chair of the Nominating and Governance Committee and a member of the Human Resources, Corporate Governance and Social Responsibility, and Executive Committees of TIAA. Through his service on the boards of both corporate institutions such as Time Warner and financial institutions such as TIAA, as well as the boards of other large public companies, Mr. Clark possesses an in-depth knowledge of the financial management and business operations and strategies of a global enterprise.

Leonard S. Coleman, Jr. Age 70 Director since 1993 Lead Independent Director, Chair of the Finance Committee and Member of the Compensation and Governance Committees
PROFESSIONAL EXPERIENCE:
Mr. Coleman was Senior Advisor, Major League Baseball, from 1999 through 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Additionally, Mr. Coleman was previously a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as Commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was also the Vice Chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. He has also served as President of the Greater Newark Urban Coalition and worked in a management consulting capacity throughout Africa.

OTHER PUBLIC COMPANY BOARDS:
Mr. Coleman is Chairman of the Board and a member of the Corporate Governance and Compensation Committees of Avis Budget Group, a leading rental car supplier. Mr. Coleman also serves as a director and member of the Compensation and Nominating and Governance Committees of Electronic Arts Inc., a company that develops, markets, publishes and distributes video games, and as a director and member of the Corporate Governance and Nominating Committee of Hess Corporation, an energy company engaged in the exploration and production of crude oil and natural gas. Mr. Coleman also served as a director of Aramark Corporation and Churchill Downs Inc. during the last five years.

KEY SKILLS AND QUALIFICATIONS:
Mr. Coleman brings a diverse array of senior-level business experience to Omnicom’s Board of Directors, enhancing the effectiveness of its independent oversight of management. The experience acquired throughout Mr. Coleman’s career includes more than a decade of senior management experience in Major League Baseball, including as President of the National League. Mr. Coleman gained extensive financial experience through his years of working as a municipal finance banker at Kidder Peabody, a background which is valuable to his service as Chair of Omnicom’s Finance Committee. Further, he has extensive government experience having served as Commissioner of the New Jersey Department of Community Affairs where his responsibilities included overseeing all local and county budgets. As Commissioner of New Jersey’s Department of Energy, he developed energy policy for the state. In addition, Mr. Coleman was Chairman of the Hackensack Meadowlands Development Commission developing zoning regulations for the area. Collectively, these roles imbued Mr. Coleman with a keen sense of managing risks, which is an important skill for service as a director. Mr. Coleman also lived overseas for several years serving as a management consultant. In addition, Mr. Coleman’s experiences and qualifications include active involvement on the boards of a number of large public companies, providing him with a sophisticated understanding of the operational and financial aspects of businesses, both domestic and international. The breadth of Mr. Coleman’s leadership experience, coupled with the extent of his public company board service, provides him with the knowledge, skills and judgment that make him an extremely effective Lead Independent Director for Omnicom’s Board.

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ITEM 1 — ELECTION OF DIRECTORS

Susan S. Denison Age 72 Director since 1997 Chair of the Compensation Committee and Member of the Governance Committee
PROFESSIONAL EXPERIENCE:
Ms. Denison is a former partner of Cook Associates, a retained executive search firm, a position she held from June 2001 to April 2015. Ms. Denison has more than twenty years of senior executive experience within the media, entertainment and consumer products industries. She formerly served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She has also served as Executive Vice President, Entertainment and Marketing for Madison Square Garden, Executive Vice President and General Manager at Showtime Networks’ Direct-To-Home Division, Vice President, Marketing for Showtime Networks and Senior Vice President, Revlon. In addition, Ms. Denison previously held marketing positions at Charles of the Ritz, Clairol and Richardson-Vicks.

KEY SKILLS AND QUALIFICATIONS:
With her many years of experience in media and marketing, including multiple senior management roles for companies as varied as Richardson-Vicks, Clairol, Showtime Networks, Revlon and Madison Square Garden, Ms. Denison provides Omnicom and its Board with a deep understanding of consumer behavior and a strategic vision of the business operations of Omnicom’s agencies. As former Partner of an executive search firm and an executive within the media, entertainment and consumer products industries, Ms. Denison brings to the Board an intimate familiarity with executive compensation practices, as well as an extensive knowledge of complex media strategies, the oversight of management, and consumer market insights. Ms. Denison’s leadership experience as a Partner at Cook Associates where she was involved in executive recruiting of the most senior executives, generally at the “C Suite” level, provides her with unparalleled knowledge of the compensation policies and practices of large public companies. This knowledge is an extremely valuable contribution to her role as Chair of Omnicom’s Compensation Committee and better enables the Board to perform its function of overseeing management retention and succession. Ms. Denison also brings an international perspective to the Board through her prior service on the Board and Compensation Committee of a company listed on the Tel-Aviv Stock Exchange.

Ronnie S. Hawkins Age 50 Director since 2018 Member of the Governance and Finance Committees
PROFESSIONAL EXPERIENCE:
Mr. Hawkins is a Managing Director of Global Infrastructure Partners, a position he has held since April 2018. Global Infrastructure Partners is an infrastructure focused private equity firm with over $45 billion of assets under management. In this role, Mr. Hawkins focuses on international investments primarily in the energy sector. Until April 2018, Mr. Hawkins was a Managing Director, Head of International Investments and member of the Investment Committee of EIG Global Energy Partners, which he joined in 2014. From 2009 to 2013, Mr. Hawkins was an Executive Vice President of General Electric where he led GE Energy’s Global Business Development activities and served as Chair of the GE Energy Investment Committee. Prior to that, Mr. Hawkins spent 19 years as a senior member of the energy investment banking departments at Citigroup and Credit Suisse, completing corporate advisory assignments in over 50 countries, including mergers, acquisitions, divestitures and restructurings. Mr. Hawkins has also led numerous corporate financings for large companies including equity, debt and structured financings.

KEY SKILLS AND QUALIFICATIONS:
Mr. Hawkins has extensive strategic planning and corporate advisory experience developed over many years of identifying and managing energy investments for EIG Global Energy Partners and, more recently, for Global Infrastructure Partners. With a focus on investments outside of the U.S., Mr. Hawkins possesses an in-depth understanding of the complex regulations governing international business operations and contributes the highest level of international experience to the Board’s mix of skill sets. Mr. Hawkins also served as a senior executive at General Electric for several years where he managed acquisitions, divestitures and joint ventures while leading GE Energy’s Global Business Development activities. Having structured and overseen a great number of business transactions encompassing varied and complex business strategies, Mr. Hawkins has honed an acute understanding of strategic planning, business operations and the role of management. This background and knowledge serves as a key component of the Board’s effective oversight of Omnicom and its management. Having held several senior positions at Citigroup and Credit Suisse leading corporate financings and advising public companies on large transactions, Mr. Hawkins brings valuable investment banking expertise to the Board and the Finance and Governance Committees on which he serves. Through his considerable experience advising corporate clients, Mr. Hawkins has developed an expert knowledge of corporate compliance best practices which is additive to the Board’s oversight of related risks. The experience gained through advising clients on mergers, acquisitions and other strategic corporate transactions provides Mr. Hawkins with a sophisticated ability to evaluate businesses and discern opportunities for growth that greatly enhances the collective skills of the Board and is particularly valuable to his role as a member of the Finance Committee.

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ITEM 1 — ELECTION OF DIRECTORS

Deborah J. Kissire Age 61 Director since 2016 Member of the Audit and Finance Committees
PROFESSIONAL EXPERIENCE:
Ms. Kissire held multiple senior leadership positions at EY during her career from 1979 to 2015, serving most recently as Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at EY, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs such as their Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and global Vision 2020.

OTHER PUBLIC COMPANY BOARDS:
Ms. Kissire is a director and Chair of the Audit Committee of Cable One, Inc., a company that provides customers with cable television, high-speed Internet and telephone services, and a director, Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings.

KEY SKILLS AND QUALIFICATIONS:
Ms. Kissire brings several key skills to the Board’s overall mix of knowledge and experience. Throughout a career of 36 years at EY, an internationally recognized accounting firm, Ms. Kissire distinguished herself in a variety of roles. She gained extensive experience serving in senior positions at EY and developed a sophisticated ability to gauge risk in financial, accounting and tax matters. Under Ms. Kissire’s leadership, the size of EY’s Mid-Atlantic practice more than doubled. Through her experience and leadership capabilities, Ms. Kissire has proven herself to possess not only an in-depth understanding of the global financial and taxation regulations facing a business such as Omnicom, but also a keen understanding of how to effectively grow a complex business. Among her leadership roles at EY, Ms. Kissire served as an executive advisor for the firm’s offering in Cyber Economic Security, giving her a unique perspective on digital vulnerabilities and methods of preventing and mitigating cyber-attacks. Taken together, these skills comprise an important component of the Board’s aggregation of skill-sets and make Ms. Kissire an extremely effective member of the Board and Audit and Finance Committees. Further, Ms. Kissire also serves on two public company boards and as Chair of the audit committee of one of those.

Gracia C. Martore Age 67 Director since 2017 Member of the Audit and Governance Committees
PROFESSIONAL EXPERIENCE:
Ms. Martore is the former President and Chief Executive Officer of TEGNA Inc., one of the nation’s largest local media companies formerly known as Gannett Co., Inc., a position she held from October 2011 to June 2017. Ms. Martore held various leadership roles over her 32-year career at TEGNA, including as President and Chief Operating Officer from 2010 to 2011, Executive Vice President and Chief Financial Officer from 2005 to 2010 and Senior Vice President and Chief Financial Officer from 2003 to 2005. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore is also a member of the Board of Directors of FM Global and The Associated Press, and a member of Wellesley College’s Board of Trustees.

OTHER PUBLIC COMPANY BOARDS:
Ms. Martore is a director, Chair of the Audit Committee and member of the Compensation and Executive Committees of WestRock Company, a multinational provider of paper and packaging solutions for the consumer and corrugated packaging markets, and a director and member of the Compensation and Nominating and Corporate Governance Committees of United Rentals, Inc., the world’s largest equipment rental company. In addition, Ms. Martore served as a director of TEGNA Inc. during the last five years.

KEY SKILLS AND QUALIFICATIONS:
Having served as President and Chief Executive Officer of TEGNA Inc., formerly Gannett Co., Ms. Martore brings strong leadership skills, broad strategic vision, financial expertise and proven business acumen to the Board. Under her leadership, Gannett doubled its broadcast portfolio and acquired full ownership of Cars.com. Ms. Martore’s experience running TEGNA, one of the nation’s largest local media companies, adds to the Board the highest level of industry experience and a keen understanding of the media buying perspective which is a crucial component of Omnicom’s businesses. Ms. Martore also led the separation of Gannett into two separate publicly traded companies. The strategic vision evidenced by Ms. Martore’s successes in transforming Gannett and generating value for shareholders is a critical skill for the Board’s overall mix of skill sets. Prior to serving as President and Chief Executive Officer, Ms. Martore served in a variety of leadership roles at Gannet, including Treasurer, Executive Vice President, Chief Operating Officer and Chief Financial Officer. Ms. Martore’s experience in these varied roles brings invaluable financial, accounting, and risk management skills to the Board that will be directly leveraged through her service as a member of the Audit Committee. In addition, Ms. Martore’s extensive business and financial expertise enhance the Board’s collective ability to guide business development strategy and oversee management of financial and operational matters. Ms. Martore also brings to the Board her experience serving on the board, audit committee, compensation committee and nominating and corporate governance committee of other public companies.

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ITEM 1 — ELECTION OF DIRECTORS

Linda Johnson Rice Age 61 Director since 2000 Member of the Governance and Compensation Committees
PROFESSIONAL EXPERIENCE:
Ms. Johnson Rice is the former Chairman and Chief Executive Officer of Johnson Publishing Company, which owns Fashion Fair Cosmetics, a global prestige cosmetics brand for women of color, and the photo and video archives of Ebony and Jet. In 2016, Ms. Johnson Rice became Chairman Emeritus of Ebony Media Holdings, the parent company for the Ebony and Jet brands and, in 2018, she was named Chairman Emeritus of Ebony Media Operations, after having served as Chief Executive Officer since 2017. Ms. Johnson Rice joined Johnson Publishing Company in 1980, was elected President and Chief Operating Officer in 1987 and served as Chairman and Chief Executive Officer from 2008 to 2019. Johnson Publishing Company filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code on April 9, 2019.

OTHER PUBLIC COMPANY BOARDS:
Ms. Johnson Rice is a director of Tesla, Inc., a company that manufactures and sells electric vehicles and solar energy generation and storage products, and a director and member of the Nominating and Corporate Governance Committee of Grubhub Inc., a leading online and mobile food-ordering and delivery platform. Ms. Johnson Rice also served as a director of Kimberly-Clark Corporation during the last five years.

KEY SKILLS AND QUALIFICATIONS:
Ms. Johnson Rice’s acute understanding of advertising and brand management and substantial knowledge of consumer businesses developed during her tenure as President and Chief Operating Officer of Johnson Publishing Company brings to the Board valuable insight into Omnicom’s businesses and the concerns of its clients, a matter of paramount importance to Omnicom’s global business strategy. In addition, Ms. Johnson Rice provides Omnicom with a unique perspective into expanding the operations and building the businesses of a global corporate enterprise, in part developed through her former leadership role as Chairman and Chief Executive Officer of Johnson Publishing Company. The knowledge base Ms. Johnson Rice developed through her experience in this role is a valuable part of the Board’s overall mix of business expertise, particularly in light of the importance of growth to Omnicom’s commitment to increasing shareholder value. Ms. Johnson Rice also has very broad experience through having served for more than 25 years on the boards, audit committees, compensation committees and nominating and governance committees of several other large public companies in a variety of industries.

Valerie M. Williams Age 62 Director since 2016 Member of the Audit and Finance Committees
PROFESSIONAL EXPERIENCE:
Ms. Williams is a former Southwest Assurance Managing Partner for EY, a position she had held since 2006. She joined EY in 1981 and has over 35 years of audit and public accounting experience, serving numerous global and multi-location companies in various industries. Ms. Williams held several senior leadership positions at EY and served on multiple strategic committees, including the firm’s Partner Advisory Council, Inclusiveness Council, Audit Innovation Taskforce and the Diversity Taskforce.

OTHER PUBLIC COMPANY BOARDS:
Ms. Williams is a director and member of the Audit Committee of WPX Energy, Inc., an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties, and a director and Chair of the Audit Committee of DTE Energy Co., a diversified energy company involved in the development and management of energy-related businesses and services.

KEY SKILLS AND QUALIFICATIONS:
Ms. Williams has tremendous audit practice experience gained over the course of her career and through this experience has developed risk management skills that are a key component of the Board’s oversight role. The significant financial reporting expertise developed by Ms. Williams through 35 years of audit and public accounting experience serving numerous global and multi-location companies in various industries is a valuable contribution to the Board’s overall mix of skill-sets and is particularly critical to Ms. Williams’s service as a member of the Audit Committee. Ms. Williams distinguished herself in various senior roles throughout her career at EY, and successfully grew a large audit practice group through expert oversight of operations and strategy development. These achievements underscore the business expertise and leadership skills that Ms. Williams possesses and that will better enable the Board to effectively oversee the growth of Omnicom’s businesses. Ours is a global business, and through her experience representing international businesses, Ms. Williams will contribute significantly to guiding Omnicom’s strategic expansion overseas. Ms. Williams also served on several important committees at EY, including the Inclusiveness Council and the Diversity Taskforce, and brings to the Board additional knowledge of the strategies regarding inclusion and diversity. Further, Ms. Williams has experience serving on other public company boards and audit committees.

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DIRECTOR INDEPENDENCE

Our outside directors are Alan R. Batkin, Mary C. Choksi, Robert Charles Clark, Leonard S. Coleman, Jr., Susan S. Denison, Ronnie S. Hawkins, Deborah J. Kissire, Gracia C. Martore, Linda Johnson Rice and Valerie M. Williams. Our Board has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange (“NYSE”), as well as under our Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at http://www.omnicomgroup.com. In determining that each of our outside directors is independent, the Board took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to Omnicom or the entity and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director. John D. Wren, our Chairman and Chief Executive Officer, is not independent due to his position as an executive officer.

SHAREHOLDER NOMINATION PROCESS

Nominations for directors at our 2020 Annual Meeting of Shareholders may be made only by the Board, or by a shareholder entitled to do so pursuant to our By-laws not later than the deadlines set forth below in the section entitled “Shareholder Proposals and Director Nominations for the 2020 Annual Meeting.”

Our By-laws provide that shareholders may present director nominations directly at the annual meeting (and not for inclusion in our proxy statement) by satisfying certain advance notice requirements, and providing information as to such nominee and submitting shareholder as specified in our By-laws. Our By-laws also permit a shareholder or group of up to 20 shareholders owning 3% or more of the Company’s common stock continuously for at least three years to nominate and include in the Company’s proxy statement director candidates constituting up to 20% of the Board, but no less than two, to be considered for election by the holders of the Company’s common stock, provided that the shareholder (or group) and each nominee satisfy the requirements and provide information as to such nominee and submitting shareholder as specified in our By-laws.

You can obtain a copy of the full text of the By-law provisions noted above by writing to our Corporate Secretary at our address listed below in the section entitled “Availability of Certain Documents,” or on our website at http://www.omnicomgroup.com. Our By-laws have also been filed with the U.S. Securities and Exchange Commission (“SEC”).

The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our By-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

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MAJORITY VOTING STANDARD FOR ELECTION OF DIRECTORS

In accordance with our By-laws, directors are elected by a majority of the votes cast. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, broker non-votes will not count as a vote cast and will have no effect on the elections of directors. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will not count as a vote cast and will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

If an incumbent nominee is not reelected, New York law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws and a policy adopted by the Board, such a director is required to promptly tender his or her resignation to the Board. The Governance Committee of the Board then must consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision.

A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board will then elect a replacement in accordance with the By-laws.

Board’s Role and Responsibilities

STRATEGIC OVERSIGHT

The Board oversees Omnicom’s strategy setting and review process, which is led by the Company’s management team and is focused on execution of a long-term strategy to deliver value to our shareholders. The Board reviews and assesses the strategic priorities developed and implemented by management under the direction of Omnicom’s Chairman and CEO, John Wren. The Board reviews Omnicom’s financial performance throughout the year and evaluates strategy in light of results, with an industry focus that includes peer comparisons and our competitive ability to attract and retain the most talented workforce. At least annually, the Board has a more detailed discussion, generally over two days, which is informed by reports from management on a variety of strategic matters and input regarding strategic goals of Omnicom’s networks and practice areas. At this meeting, the Board receives a complete analysis of the strategies with respect to the multiple business components integral to Omnicom’s comprehensive long-term strategic direction. This meeting also includes management presentations on important topics such as risk management, diversity and inclusion, information technology, cybersecurity and our data breach incident plan, human capital management, and top clients. Our Board believes this comprehensive process greatly strengthens its ability to effectively oversee management as Mr. Wren and senior leadership drive the future success of our Company.

RISK OVERSIGHT

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The principal oversight function of the Board and its committees includes understanding the material risks the Company confronts and methods to mitigate or manage those risks. Management is responsible for identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

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OUR BOARD OF DIRECTORS
Administers its risk oversight function with respect to our operating risk as a whole, and the Board and its committees meet with management at least quarterly to receive updates with respect to our business operations and strategies, financial results and the monitoring of related risks. The Board also delegates oversight to the Audit, Governance, Compensation and Finance Committees to oversee selected elements of risk:

OUR AUDIT COMMITTEE
Oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditors of the Company. The Audit Committee inquires of management and the independent auditors about significant risks or exposures and assesses management’s actions in light of any such risks, and also discusses guidelines and policies governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee receives an assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee oversees the Company’s cybersecurity risk management programs and reviews reports from management regarding cybersecurity, data privacy and other risks relevant to the Company’s information technology systems. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets at least quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.

OUR GOVERNANCE COMMITTEE
Oversees governance-related risk by working with management to establish Corporate Governance Guidelines and policies applicable to the Company and our management, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees. The Company’s Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business ethics.

OUR COMPENSATION COMMITTEE
Oversees compensation-related risk by working with management in the creation of compensation structures that create incentives to encourage a level of risk-taking behavior consistent with the Company’s business strategy.

OUR FINANCE COMMITTEE
Oversees financial, credit and liquidity risk by overseeing our Treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure, capital allocation and long-term liquidity needs, and the implementation of risk mitigating strategies.

THE COMPANY’S MANAGEMENT
Responsible for day-to-day risk management. The CEO, CFO and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. Our Treasury, Legal, Controller, Information Technology, and Internal Audit functions work with management at the agency level, serving as the primary monitoring and testing function for company-wide policies and procedures, and managing the day-to-day oversight of risk management strategy for the ongoing business of the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports our approach.

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Diversity and Corporate Responsibility

DIVERSITY AND INCLUSION

Omnicom believes that workplace diversity creates value for the Company, enhances the quality of work we create for clients and is a cornerstone of our positive corporate culture. We know that a workforce reflecting the demographics of our society is better poised to create effective campaigns for our clients that resonate with a diverse population. With our global presence, we believe it is important that our workforce reflects our global community. This commitment to diversity starts within the boardroom. Our Board includes six women and four African Americans, including Leonard S. Coleman, Jr., our Lead Independent Director. Across the Company, we are committed to recruiting and retaining the best talent from diverse backgrounds, experiences and perspectives and have implemented key programs and initiatives to ensure we deliver on this commitment. These efforts include:

■	Internal focus and accountability – Omnicom created the role of Senior Vice President and Chief Diversity Officer at our corporate office in 2009, reporting directly to the CEO, and this role has since been expanded throughout our Company. Our individual networks now employ their own Directors of Diversity or Chief Diversity Officers, and throughout Omnicom and its networks, 18 professionals are dedicated full-time to overseeing and advancing diversity and inclusion efforts at every level of our organization.
■	Omnicom People Engagement Network (OPEN) – led by five senior-level Chief Diversity Champions, meets quarterly to share best practices and develop tools to efficiently and effectively incorporate diversity and inclusion initiatives at Omnicom offices.
■	OPEN Pride – a sub-group of OPEN, specifically strives to identify and develop LGBTQ talent and promote awareness, acceptance and advocacy by creating opportunities for leadership, visibility, community involvement, networking and business throughout our networks.
■	ADCOLOR – Omnicom supports this network of outstanding diverse professionals and champions of diversity and inclusion. At the annual ADCOLOR Conference, diverse professionals at all levels within the industry are honored for their personal contributions and efforts to open doors for other high-potential, diverse professionals.
■	Omniwomen – is a global initiative intended to serve as a catalyst to increase the influence and number of women leaders across the Omnicom networks. Leading this initiative are the most senior women executives across Omnicom and its agencies.
■	Supplier diversity – In partnership with TBWA Worldwide, we are leveraging One Sandbox across our network of agencies in order to expand access to diverse suppliers. One Sandbox is a resource that spurs collaboration with clients and diverse suppliers by simplifying the process of identifying and evaluating minority- and women-owned vendors. By successfully utilizing these mutually beneficial business relationships, we help meet the supplier diversity goals that we have set for Omnicom as well as those of our clients.

We have been publicly recognized for our commitment to inclusion and diversity initiatives. For each of the past three years, Omnicom has been designated as one of the “Best Places to Work for LGBT Equality” by the Human Rights Campaign Foundation and received a score of 100 percent on the foundation’s Corporate Equality Index survey. Our Senior Vice President and Chief Diversity Officer was recognized as the 2015 Global Diversity Champion by the European Diversity Awards. Our Chairman and CEO, John Wren, was honored as a pioneer and supporter of diversity by the American Advertising Federation at their 2013 Diversity Achievement and Mosaic Awards, and Omnicom Group was recognized as a Diversity Pioneer at the 2012 Diversity Achievement and Mosaic Awards.

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Omnicom shares the following key diversity statistics on its website:

■	21% of U.S. “Officials and Managers” are multicultural, an increase of 24% from five years ago with improvement among each of the Equal Employment Opportunity Commission's Hispanic/Latino, Black/African American and Asian designations.
■	The U.S. “Professional” talent base is 26% multicultural, an increase of 13% from five years ago with improvement among all but one of the Equal Employment Opportunity Commission's Hispanic/Latino, Black/African American and Asian designations.
■	Women make up 56% of U.S. “Officials and Managers.”
■	Of the approximately 22,000 U.S. employees who are “Professionals” and “Officials and Managers,” 24% are multicultural, 57% are women, and only 33% are white men.
■	Of the 11 current members of Omnicom’s Board of Directors, six are women and four are African American.

We believe that these statistics clearly reflect the value Omnicom places on workplace diversity and the strength of its efforts to promote professional opportunities for women and minorities.

CORPORATE RESPONSIBILITY

At Omnicom, we’re committed to promoting sustainable practices and making positive contributions to society around the globe. Our corporate responsibility efforts spread across four key areas: supporting our communities, creating a dynamic and diverse workforce, managing our environmental footprint and ensuring a strong governance structure.

■	Omnicom has set corporate responsibility goals relating to our people, environment, and governance helping guide our sustainability initiatives across the business.
■	Omnicom is a signatory to the United Nation’s Global Compact (UNGC).
■	Omnicom and its global agencies are supporting the UN Sustainable Development Goals (SDGs) through a variety of initiatives. As a pro bono global marketing and communications partner for Theirworld, Omnicom is working to ensure inclusive and quality education for children around the world, contributing to SDG 4.
■	As a strategic partner and newly signed member, Omnicom is one of the first companies to support The Valuable 500, a global movement putting disability inclusion on the global business leadership agenda. The Valuable 500 is comprised of businesses who have firmly committed to championing disability inclusion and removing barriers to success for people living with disabilities.
■	Omnicom is committed to supporting and respecting human rights, including the right of our employees to be hired and promoted based on their qualifications and merit. Please see our Human Rights Policy which is available on our website at http://www.omnicomgroup.com for more information.
■	Omnicom is committed to reducing our environmental footprint, primarily by consolidating office space and installing more energy-efficient heating and cooling systems, as detailed in our Environmental Policy which is available on our website at http://www.omnicomgroup.com.

Our 2018 Corporate Responsibility Report, scheduled for release in June 2019, includes the following highlights:

■	As a signatory to the UNGC, we have pledged to support ten universal principles, including protecting human rights, promoting fair labor practices, protecting the environment and rooting out corruption.
■	We collaborated with Theirworld to launch #WriteTheWrong, an awareness campaign to highlight the global children’s education crisis ahead of the 2018 United Nations General Assembly in New York City.
■	In 2018, we reduced our overall carbon emissions by more than 4% through a reduction in air travel, automobile usage, and the use of fuel oil and natural gas.
Learn more at http://csr.omnicomgroup.com.

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ITEM 1 — ELECTION OF DIRECTORS

Communications with Shareholders

SHAREHOLDER ENGAGEMENT

We are strongly committed to shareholder outreach, supported and overseen by the Board, and believe regular, transparent communication with our shareholders is important to our long-term success. Mr. Coleman, our Lead Independent Director, actively participates in selected investor meetings each year. To ensure that we fully address any shareholder concerns, shareholder feedback is shared with the Governance and Compensation Committees, as appropriate, as well as with the full Board.

During the last year, we reached out to shareholders representing more than 60% of our outstanding shares and engaged with shareholders representing over 40% of our outstanding shares in a continued effort to foster a successful shareholder outreach program, establishing and deepening the relationships with the governance teams at many of our largest investors. Mr. Coleman participated in shareholder engagement with approximately 10% of our outstanding shares and shared feedback with the full Board.

Based on the feedback we received from shareholders, the Board has taken significant steps to be responsive to their concerns, including adoption of a board retirement policy described in the section entitled “Director Retirement Policy” on page 31 that has resulted in six of our Board members stepping down between May of 2016 and May of 2018. The Board also carefully considered shareholder input in determining to reduce the ownership threshold required for shareholders to call a special meeting from 25% to 10% in response to the shareholder proposal that received 50.3% support at our 2018 Annual Meeting. For a more complete summary of the feedback we heard from shareholders and actions taken by the Board, please refer to page 7 of our Proxy Summary. We value our investors’ views regarding our Company, as well as their opinions on corporate governance best practices. Our Board and management found this engagement constructive and informative, and we will continue our engagement efforts. In addition to the direct input of our shareholders, we also consider the Investor Stewardship Group’s six corporate governance principles for U.S. listed companies.

SHAREHOLDER COMMUNICATIONS WITH BOARD MEMBERS

Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance and Governance Committees or any individual director (including our Lead Independent Director who presides over the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

Board Leadership Structure

CHAIRMAN AND CEO ROLES

Our Governance Committee, as well as the full Board when appropriate, regularly evaluates the leadership structure of our Board to determine what arrangement is most appropriate for the Company and shareholders. The Board believes that it is important to maintain flexibility to determine the appropriate leadership structure based on Company circumstances at the time, and that our directors are best positioned to lead this evaluation given their unique insight into Omnicom’s business, leadership team, culture, opportunities and challenges. Our Board is currently led by a Lead Independent Director, a Chairman/CEO, and four independent Committee Chairs. The Board believes this to be the optimal Board leadership structure for Omnicom at present, combining strong independent leadership with the benefits of having our CEO chair Board meetings in which strategic business matters are routinely discussed.

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ITEM 1 — ELECTION OF DIRECTORS

In anticipation of our former Executive Chairman, Bruce Crawford, retiring in May of 2018, the Board spent considerable time evaluating its leadership structure and assessing various succession options. Ultimately, the Board determined it was critical to the future success of our Company to appoint our CEO Mr. Wren as Chairman following Mr. Crawford’s retirement. In making this decision, the Board evaluated a range of factors, including the complexity of our business; our ongoing organizational realignment; our robust Lead Independent Director role; and feedback from our shareholders regarding Omnicom’s leadership structure:

■

Business Complexity: The Board considered the complex nature of our Company and our business, and that the success of a professional services business such as ours is based on retaining the most talented individuals to best serve our clients. Ensuring executive-level continuity in the CEO and Chair roles is integral to supporting the transition of hundreds of client relationships, which have been built on trust and support over many years. These chairman-client relationships are particularly relevant at the time considering the client losses our industry peers are experiencing and the ability for Omnicom to benefit from the opportunities this creates.

■

Ongoing Organizational Realignment: The Board also took into consideration our Company’s organizational realignment, which Mr. Wren designed and is in the process of implementing to successfully guide Omnicom through a time of rapid change and disruption within our industry. Market-wide acceleration of technological advances and a shifting competitive landscape that affect Omnicom’s businesses underscore the importance of the changes to Omnicom’s networks and practice areas and the reconstituted reporting structure that Mr. Wren has spearheaded. Mr. Wren’s focus is on leveraging the Company’s existing network and client service matrix organizational structures to build a best in class leadership team and position Omnicom for sustainable long-term growth in an increasingly complex global landscape. As we undergo this next phase of strategic realignment, Mr. Wren’s guidance and leadership will continue to be critical. Further, the Board believes that the combined role, balanced by a strong Lead Independent Director position, will facilitate close coordination between management and the Board and help accelerate the ongoing progress of Omnicom’s realignment initiatives.

■

Robust Lead Independent Director Role: Our Lead Independent Director role at Omnicom has evolved to include significant responsibilities, similar to those typically overseen by an Independent Chair (see page 27 for a full list of these responsibilities). The Board annually reviews the responsibilities assigned to the Lead Independent Director role, and in February 2019, the Board enhanced the already robust responsibilities assigned to this role to formally include the authority to call meetings of independent directors; participate in the recruitment, mentoring and development of our directors; and oversee any conflicts of interest among directors. In addition, the Board anticipates that Mr. Coleman, who has served as our Lead Independent Director since late 2015, will continue in this role to provide continuity and stability while we experience change at the Board and management levels. Mr. Coleman has been an active participant in our dialogue with shareholders and has engaged directly on this topic, as well as others discussed on page 7 of our Proxy Summary in more detail.

■

Shareholder Feedback: The Board carefully considered shareholder perspectives on Omnicom’s leadership structure through extensive engagement conducted over the last seven months. Omnicom reached out to shareholders representing more than 60% of our outstanding shares this year and engaged with the holders of more than 40% of shares. During discussions with our investors, we explained the complexity of our business and our ongoing organizational realignment as reasons why it is critical to our business that Mr. Wren serve as Chair. The vast majority of investors who accepted our offer to engage were supportive of combining our Chair and CEO positions at this time – particularly in light of the critical nature of client-chairman relationships in a professional services business such as ours, and our strong Lead Independent Director role.

While the Board is confident that this leadership structure is best suited to the current needs of the business, the Board remains committed to rigorously evaluating Omnicom’s leadership structure each year and to gathering shareholder feedback on this matter through ongoing engagement.

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ITEM 1 — ELECTION OF DIRECTORS

LEAD INDEPENDENT DIRECTOR

Our Board is committed to improving the Company’s corporate governance practices, and we have significantly enhanced the responsibilities of our Lead Independent Director’s role to strengthen the Board’s independent oversight of management. This individual would typically also serve as a member of the Governance Committee and, as such, participate in director and CEO succession planning. In addition to the responsibilities of all directors, our Lead Independent Director’s other duties, which the Board continues to evaluate through engagement with shareholders, include:

■	Preside at executive sessions of the independent directors;
■	Preside at all meetings of the Board at which the Chairman is not present;
■	Serve as principal liaison between the independent directors and the Chairman and CEO;
Participate in director recruitment, mentoring and development;
■	Oversee the annual Board and committee evaluations;
■	Participate in developing agendas for Board meetings, with the authority to add agenda items;
Approve the schedule of Board meetings, with the authority to call meetings of independent directors;
Oversee conflicts of interest of all directors, including the Chairman and CEO;
Advise the Chairman, including providing input as to the quality, quantity and timeliness of information provided to the Board;
■	Engage and consult with shareholders as part of our shareholder engagement process; and
■	Perform such other duties as the Board may from time to time delegate.

We believe that this leadership structure enhances the accountability of the Chairman and CEO to the Board and strengthens the Board’s independence from management.

On the recommendation of the Governance Committee, the independent members of our Board designate the Lead Independent Director annually. In May 2018, the independent members of our Board re-elected Leonard S. Coleman, Jr. to serve as the Company’s Lead Independent Director. During his tenure as a member of the Board, Mr. Coleman has consistently demonstrated thoughtful leadership and intelligent decision making. Each year in which he has served as Lead Independent Director, Mr. Coleman has committed to being personally involved in our shareholder engagement efforts. Mr. Coleman’s proven integrity and values align perfectly with the important role of Lead Independent Director. Coupled with his extensive senior management, financial, government, development and public company board experience, the independent members of the Board determined that Mr. Coleman continues to be the ideal candidate to serve as the Company’s Lead Independent Director.

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ITEM 1 — ELECTION OF DIRECTORS

BOARD OPERATIONS AND COMMITTEE STRUCTURE

Our Board met six times during 2018. The Board generally conducts specific oversight tasks through committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established four standing committees, functioning in these areas, as explained more fully below:

■	audit and financial reporting
■	management/compensation
■	corporate governance
■	finance and acquisitions/divestitures

Each of the committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and committee charters, which have been approved by the Board, are posted on our website at http://www.omnicomgroup.com. The table below provides current membership for each Board committee.

Director	Audit	Compensation	Governance	Finance
Alan R. Batkin
Mary C. Choksi
Robert Charles Clark
Leonard S. Coleman, Jr.
Susan S. Denison
Ronnie S. Hawkins
Debbie J. Kissire
Gracia C. Martore
Linda Johnson Rice
Valerie M. Williams
John D. Wren
Number of Meetings in 2018	10	9	7	6
Member
Chair

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ITEM 1 — ELECTION OF DIRECTORS

AUDIT COMMITTEE Meetings in 2018: 10

The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting and oversight responsibilities, including oversight of risk as described in “Risk Oversight” beginning on page 21 above. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

The Board has determined that each member of our Audit Committee is “independent” within the meaning of both the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is “financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively.

COMPENSATION COMMITTEE Meetings in 2018: 9

The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, including oversight of risk as described in “Risk Oversight” beginning on page 21 above, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Compensation Committee Report.”

The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the rules of the SEC.

GOVERNANCE COMMITTEE Meetings in 2018: 7

The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities, including oversight of risk as described in “Risk Oversight” beginning on page 21 above, relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Governance Committee considers and makes recommendations to the full Board with respect to the following matters:

■director nominees and underlying criteria for election to the Board and its committees;
■the structure, responsibilities, performance and composition of the Board committees;
■standards and procedures for review of the performance of the Board and its committees;
■our Corporate Governance Guidelines generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, orientation and continuing education, and performance evaluation;
■management succession;
■shareholder proposals made under SEC rules;
■the Code of Business Conduct applicable to our directors, officers and employees;
■the Code of Ethics applicable to our senior financial officers; and
■the Governance Committee’s performance of its own responsibilities.

The Governance Committee also oversees our shareholder engagement efforts and periodically receives reports from management on shareholder feedback. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

FINANCE COMMITTEE Meetings in 2018: 6	The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings and the oversight of risk as described in “Risk Oversight” beginning on page 21 above.

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ITEM 1 — ELECTION OF DIRECTORS

EXECUTIVE SESSIONS

As a matter of policy, the independent, non-management directors regularly meet in executive session, without management present. The independent directors met six times in 2018. Mr. Coleman, our Lead Independent Director, presides over executive sessions of the Board.

DIRECTOR ATTENDANCE

Each of our directors attended 100% of the meetings of the Board and the committees of the Board on which he or she served during 2018, except one director who missed one committee meeting. We encourage our directors to attend our annual meetings of shareholders, and all of our directors attended the 2018 Annual Meeting of Shareholders.

Board Policies and Processes

BOARD AND COMMITTEE EVALUATION PROCESS

Every year, the Board and its committees each conduct a self-evaluation to help promote Board and committee effectiveness. The Governance Committee leads the evaluation process, which is overseen by our Lead Independent Director. The process allows directors to evaluate the Board as a whole and the standing committees of the Board on which each director serves through questionnaires covering topics such as:

■	the effectiveness of the Board’s leadership structure and the composition and responsibilities of its committees;
■	the adequacy of the number and length of Board and committee meetings and the appropriateness of topics discussed; and
■	the dynamic between the Board and management, and the quality of management’s presentations and information provided to the Board and its committees.

Our Governance Committee recommends to the full Board a plan for any changes to the functions of our Board or its committees including on structure, responsibilities, performance and composition.

The Governance Committee reviews the composition of the Board and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and performs research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

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ITEM 1 — ELECTION OF DIRECTORS

DIRECTOR RETIREMENT POLICY

Our mandatory retirement age policy for directors provides that no director shall be nominated for election or re-election to the Board if the director has reached 75 years of age on or before December 31st of the year preceding election or re-election. The Board, upon the recommendation of the Governance Committee, may waive this limitation for any director if the Board determines that it is in the best interests of the Company and its shareholders to extend the director’s service. The Board has not previously waived the policy, and in the event of a waiver, the Board will provide shareholders with rationale for its decision.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as members of our Compensation Committee during all or a portion of 2018: Susan S. Denison, Alan R. Batkin, Mary C. Choksi, Leonard S. Coleman, Jr. and Linda Johnson Rice. None of the Compensation Committee members serving during 2018 is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members serving during 2018 has ever had any relationship requiring disclosure by Omnicom under Item 404 of Regulation S-K. During 2018, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other company that had an executive officer serving as a member of our Board or its Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2018, or any such material transactions proposed to be entered into during 2019, with the following exception. Mr. Wren’s brother, Christopher Wren, is employed as the Financial Systems Director for RAPP, a subsidiary of Omnicom. In 2018, his total compensation was $220,224, including salary, bonus and other benefits.

ETHICAL BUSINESS CONDUCT

We have a Code of Business Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Business Conduct applies to all of our directors, officers and employees, as well as all of the directors, officers and employees of our majority-owned subsidiaries, and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on our website at

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ITEM 1 — ELECTION OF DIRECTORS

http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

We also have procedures to receive, retain and treat complaints regarding accounting, financial reporting and disclosure, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Business Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website at http://www.omnicomgroup.com and the websites of our various global networks.

Directors’ Compensation for Fiscal Year 2018

Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that reflects the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

Annual Compensation. For 2018, non-employee directors were paid a cash annual retainer of $90,000 and $2,000 for attendance at each Board or Committee meeting. Non-employee directors are also paid $10,000 for attendance in person at a Board meeting held outside of the U.S. that requires international travel from his or her residence, but no such international meetings were held in 2018 and therefore this additional fee was not paid. In addition, directors receive reimbursement for customary travel expenses.

In accordance with our 2013 Incentive Award Plan (the “2013 Plan”), and our Director Compensation and Deferred Stock Program adopted by our Board on December 4, 2008 (as amended), non-employee directors also receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2018, such directors received common stock with a fair value of $36,250 based on the per share closing price of our common stock on the first trading day immediately prior to grant.

Our Director Compensation and Deferred Stock Program and 2013 Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Ms. Martore elected to receive all of her 2018 cash director compensation in common stock.

Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Mr. Coleman and Ms. Johnson Rice elected to defer all of the common shares payable to them in 2018.

Lead Independent Director and Committee Chair Fees. The Chairs of our committees and our Lead Independent Director receive the following additional annual fees in cash due to the workload and the additional responsibilities of their positions. Our Lead Independent Director received an additional fee of $35,000 for 2018. The Chairs of our Audit, Compensation, Governance and Finance Committees receive an additional fee of $20,000 each year, as long as such Chair is not also an executive officer of Omnicom.

32	2019 Proxy Statement

ITEM 1 — ELECTION OF DIRECTORS

Name of Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Alan R. Batkin	$132,000	$145,000	$277,000
Mary C. Choksi	$160,000	$145,000	$305,000
Robert Charles Clark	$156,000	$145,000	$301,000
Leonard S. Coleman, Jr.	$197,000	$145,000	$342,000
Susan S. Denison	$154,000	$145,000	$299,000
Ronnie S. Hawkins(4)	$98,482	$126,875	$225,357
Deborah J. Kissire	$134,000	$145,000	$279,000
Gracia C. Martore	$132,000	$145,000	$277,000
John R. Murphy(5)	$67,000	$72,500	$139,500
John R. Purcell(5)	$63,000	$72,500	$135,500
Linda Johnson Rice	$134,000	$145,000	$279,000
Valerie M. Williams	$134,000	$145,000	$279,000
(1)

Bruce Crawford, who retired from the Board and ceased to be an executive officer on May 22, 2018 but continued to be employed by Omnicom through the remainder of 2018, did not receive director compensation. In fiscal year 2018, Mr. Crawford received base salary compensation of $264,583 for his service as an executive officer and employee.

(2)

This column reports the amount of cash compensation earned in 2018 for Board and Committee service. The amounts shown include $90,000 in cash compensation which Ms. Martore elected to receive in common stock.

(3)

The amount reported in the “Stock Awards” column for each director reflects the aggregate grant date fair value of the stock granted in 2018, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the fair value of stock awards, refer to notes 2 and 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 10-K”). The fair market value for each quarterly stock award was $36,250 for each individual reported in the table above. All stock awards held by directors were fully vested as of December 31, 2018.

(4)	Began serving on the Board on February 15, 2018 and amounts shown represent such director’s partial year of service on the Board.
(5)	Retired from the Board on May 22, 2018 and amounts shown represent such director’s partial year of service on the Board.

No Other Compensation. Directors received no compensation in 2018 other than that described above. We do not have a retirement plan for directors and they receive no pension benefits.

Stock Ownership Requirement. The Board encourages stock ownership by directors and, in 2004, we adopted stock ownership guidelines for our directors. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of their joining the Board. As of December 31, 2018, each member of our Board that has served on the Board five years or more was in compliance.

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ITEM 2 – ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION
____________________

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory resolution on the compensation of the Company’s named executive officers as reported in this Proxy Statement. Two years ago, the Board recommended that this advisory vote to approve named executive officer compensation be conducted annually and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve named executive officer compensation is expected to occur at the 2020 Annual Meeting of Shareholders.

Our executive compensation programs are designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■	attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;
■	support talent development in a rapidly evolving industry;
■	maintain a balanced approach to building long-term shareholder value that does not overemphasize a single metric; and
■	ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

For each NEO other than Mr. Hewitt, the majority of his total compensation was variable and based on performance. With respect to our Chief Executive Officer, 96% of his 2018 compensation was variable and based on performance and 43% is also contingent upon the future performance of the Company.

2018 CEO Compensation

2018 CEO Compensation Mix

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 ITEM 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our success.

We are asking shareholders to approve the following advisory resolution at the 2019 Annual Meeting.

RESOLVED, that the shareholders of Omnicom Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2018 and the other related tables and disclosure.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board UNANIMOUSLY recommends that shareholders vote FOR the advisory resolution to approve executive compensation.

Approval of this item requires the favorable vote of the holders of a majority of the shares voting on the item. Abstentions and broker non-votes will have no effect on the outcome of this item.

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EXECUTIVE COMPENSATION
____________________

36	2019 Proxy Statement

EXECUTIVE COMPENSATION

Executive Summary

OVERALL COMPENSATION OBJECTIVES AND PRINCIPLES

The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. The overarching goals of our compensation program are to:

Attract, motivate and retain	Support talent development	Maintain a balanced approach	Ensure that executive compensation is aligned
the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;	in a rapidly evolving industry;	to building long-term shareholder value that does not overemphasize a single metric; and	with both the short and long-term interests of shareholders.

We accomplish this by:
■	closely tying pay to current and long-term performance;
■	maintaining a high degree of variable compensation;
■	establishing challenging performance metrics that are targeted to the Company, our industry and our business strategy; and
■	sustaining competitive compensation levels.

ABOUT OUR BUSINESS

Omnicom is a strategic holding company formed in 1986 and through its branded networks and agencies is a leading global provider of advertising, marketing and corporate communications services to over 5,000 clients in more than 100 countries. We operate in a highly competitive industry and compete against other global, national and regional advertising and marketing services companies, as well as technology, social media and professional services companies. The proliferation of media channels, including the rapid development and integration of interactive technologies and mediums, has fragmented consumer audiences targeted by our clients. These developments make it more complex for marketers to reach their target audiences in a cost-effective way, causing them to turn to global service providers such as Omnicom for a customized mix of advertising and marketing services designed to optimize their total marketing expenditure.

On a global, pan-regional and local basis, our networks and agencies provide a comprehensive range of services in the following fundamental disciplines: advertising, customer relationship management (CRM), which includes CRM Consumer Experience and CRM Execution & Support, public relations and healthcare. Our business model was built and continues to evolve around our clients. Our fundamental business principle is that our clients’ specific marketing requirements are the central focus of how we structure our service offerings and allocate our resources. This client-centric business model requires that multiple agencies within Omnicom collaborate in formal and informal virtual client networks utilizing our key client matrix organization structure. This collaboration allows us to cut across our internal organizational structures to execute our clients’ marketing requirements in a consistent and comprehensive manner. We use our client-centric approach to grow our business by expanding our service offerings to existing clients, moving into new markets and obtaining new clients. In addition to collaborating through our client service models, our agencies and networks collaborate across internally developed technology platforms, including Annalect, our proprietary data and analytics platform, and Omni, our people-based precision marketing and insights platform.

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EXECUTIVE COMPENSATION

As clients increase their demands for marketing effectiveness and efficiency, they have made it a practice to consolidate their business within one service provider in the pursuit of a single engagement covering all consumer touch points. We have structured our business around this trend. We believe that our key client matrix organization structure approach to collaboration and integration of our services and solutions has provided a competitive advantage to our business in the past and we expect this to continue over the medium and long term. Our key client matrix organization structure facilitates superior client management and allows for greater integration of the services required by the world’s largest brands. Our over-arching strategy is to continue to use our virtual client networks to grow our business relationships with our largest clients by serving them across our networks, disciplines and geographies. In addition, in 2018, we substantially completed the process of forming practice areas within our global network structure to bring together agencies operating in common disciplines. This action leverages existing resources and, in close coordination with our key client matrix organization, enhances the development of custom client solutions.

OVERVIEW OF 2018 COMPANY PERFORMANCE

2018 proved to be another year of ongoing change for the marketing and advertising industry, as changing consumer behaviors and new disruptive competitors continued to emerge in this rapidly changing environment. Omnicom welcomed the opportunity to meet these challenges and delivered solid 2018 financial and creative results by growing our strong base of clients and talented people, investing in technology and analytic capabilities, as well as continuing to differentiate our organizational structure so we can deliver custom integrated solutions that drive business growth for our clients.

2018 was a year of significant strategic and operational accomplishment for Omnicom. We finalized the expansion of our Global Client Leaders Group organization and our practice areas, which have been aligned within our global networks to deliver to clients a single point of access to our network of industry specialists in specific marketing disciplines. With strong leadership in each of our practice areas, we are positioned to better grow with existing clients, strengthen our new business efforts, better target our internal investments, as well as create more career opportunities for our employees. We have also made investments in technology, data and analytics and continue to streamline our operations in real estate, accounting and information technology.

In 2018, we launched Omni, an innovative people-based precision marketing and insights platform. Many of our agencies deploy Omni to create, plan and execute personalized customer experiences at scale for some of our largest clients. The platform is also transforming the way our teams work by providing a single view of their client’s consumers, enabling them to drive precision and marketing across creative, CRM and media. We also launched Omnicom Experiential Group, a connected collection of Omnicom experiential agencies that will form a borderless experiential network. Building upon Omnicom’s core growth strategies, the Experiential Group is focused on strengthening new business development; creating customized teams for clients; better targeting of internal investments; improving expertise and knowledge across management teams; and creating more opportunities for our employees. Agencies within the practice area will continue to retain their strong individual brands and cultures.

The growth of Omnicom’s business in 2018 underscores the distinctive talents of our people and the strength of our agency brands, as well as our differentiated structure and service offerings. We continue to attract, retain and develop top industry talent; relentlessly pursue growth by meeting and exceeding our client’s expectations; seek high growth areas and opportunities through internal investments and acquisitions; and remain vigilant on driving efficiencies throughout our organization.

The following highlights some key achievements that reflect our performance in 2018, orchestrated and led by our CEO.

Omnicom Financial Results and Shareholder Return.

	$15.3 billion	$1.3 billion
	Revenues	Net Income

$1.6 billion	$2.1 billion	51.4%	29.6%
Free Cash Flow	Operating Profit	ROE	ROIC

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Net income for 2018 increased $238.0 million, or 21.9% to $1,326.4 million from $1,088.4 million in 2017. Diluted net income per common share increased 25.4% to $5.83 per share in 2018, compared to $4.65 per share in 2017. We generated over $1.6 billion of free cash flow during 2018. See Annex A for the definition of free cash flow, which is a Non-GAAP measure, and a reconciliation of free cash flow to net income. For the year, we returned approximately $1.1 billion of cash to shareholders through dividends and net share repurchases. Our cumulative net income from fiscal years 2009 to 2018 totaled $10.3 billion, during which time our cumulative return of cash to shareholders, including both dividends and net share repurchases, totaled $10.7 billion for a cumulative payout ratio of 104%.

As reported in the 2018 10-K, revenue for the twelve months ended December 31, 2018 increased by 0.1% to $15,290.2 million from $15,273.6 million in the same period of 2017. The components of the change in revenue include an increase in revenue from the positive foreign exchange rate impact of 0.6%, a decrease in acquisition revenue, net of disposition revenue of 2.1% and an increase in revenue from organic growth of 2.6% when compared to the same period of 2017.

Operating profit increased 2.4% to $2,133.5 million. Earnings before interest, taxes and amortization of intangible assets (“EBITA”) increased 1.7% to $2,236.0 million. Our operating margin increased to 14.0% versus 13.6% for the same period in 2017. Our EBITA margin increased to 14.6% from 14.4% for the same period in 2017. See Annex A for a discussion of EBITA and EBITA margin, which are Non-GAAP measures, and a reconciliation of net income to EBITA.

In the third quarter of 2018, we disposed of certain businesses, primarily in our CRM Execution & Support discipline, and recorded a net gain of $178.4 million. Also, during the third quarter, we took certain repositioning actions in an effort to continue to improve our strategic position and achieve operating efficiencies, and we recorded charges of $149.4 million for incremental severance, office lease consolidation and termination, asset write-offs and other charges. The impact of the repositioning actions and net gain on sale of subsidiaries increased operating profit and EBITA $29.0 million and net income by $47.1 million. In addition, we recorded an increase of $28.9 million to income tax expense related to the finalization of the provisional estimate of the effects of the Tax Cuts and Jobs Act recorded in the fourth quarter of 2017. As a result, net income increased $18.2 million and diluted net income per common share increased $0.08 per share.

For the year ended December 31, 2018, our return on invested capital was 29.6%, while our return on equity was 51.4%. Return on invested capital is defined as after-tax operating profit divided by the average of invested capital for the period (the sum of total debt, long-term liabilities, deferred tax liabilities and shareholders’ equity; less cash, cash equivalents and short term investments). See Annex A for the definition of after-tax operating profit and a reconciliation of after-tax operating profit to operating profit.

We Remained Focused on Delivering Efficiencies through Our Operational Initiatives.

We remained focused on executing our plan to drive efficiencies across our organization, which contributed to the increase in our year-over-year margins. The performance was a result of our agency management teams remaining sharply focused on controlling their cost structure. As part of that process, we strive to ensure each member of our management team is implementing strategies to grow their businesses. On a regional and global basis, the Company continued to make progress on leveraging our scale in areas such as real estate, information technology, back office services and procurement to be as efficient and effective as possible. We also benefited from the disposition of lower margin, non-core businesses during 2018. Importantly, we achieved these results while continuing to invest in our talent and our analytic capabilities.

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EXECUTIVE COMPENSATION

We Were Recognized for Our Extraordinary Creative Talents.

In 2018, the depth and diversity of our talent, our creative excellence and the collaboration of our agencies from around the world allowed us to win a meaningful share of the industry’s recognition and awards. The following are just a few of the highlights:

Omnicom won Holding Company of the Year at the 2018 Cannes Lions International Festival of Creativity. BBDO was also named Network of the Year and adam&eveDDB won Agency of the Year.

Adweek named TBWA Worldwide its Global Agency of the Year and OMD its Global Media Agency of the Year.

Both BBDO New York and TBWA\Worldwide made Fast Company’s annual list of the World’s Most Innovative Companies, ranking in the top 10 for the advertising sector.

For the second year in a row, BBDO Worldwide was named the most awarded agency network for the The Drum’s 2018 Big Won rankings, and Omnicom was named most awarded holding company.

During Campaign Asia’s Agency of the Year Awards, Omnicom media and creative networks won a total of 75 Agency of the Year titles across four key cities: Dubai, Tokyo, Shanghai and Singapore.

In Europe, PHD won Eurobest Media Agency of the Year.

For the WARC Creative 100, BBDO New York was named the #1 most awarded creative agency. When it came to most awarded creative networks, three of Omnicom’s networks were in the top five: BBDO Worldwide #1 for the 13th consecutive year, DDB Worldwide #2 and TBWA\Worldwide #5. This put Omnicom in the #1 spot for holding companies too.

At the 2018 Spikes Asia Festival of Creativity, BBDO received Network of the Year for the sixth time in seven years, with DDB placing second.

We continued to make selective acquisitions to broaden our capabilities.

We continue to realign and optimize our portfolio agencies through acquisitions and dispositions. Some of our notable 2018 acquisitions and dispositions are as follows:

Omnicom Health Group, the largest healthcare marketing and communications group in the world, acquired Snow Companies, a full-service patient engagement agency that focuses on direct-to-patient (DTP) communications, marketing, education and patient research initiatives for major pharmaceutical and biotech companies around the world. Established in 2001 in Williamsburg, Virginia, Snow Companies works in over 80 disease states and therapeutic areas. The combination was driven by a strong strategic and cultural fit that will allow Snow Companies and Omnicom Health Group to grow and fortify their commitment to patients.

Omnicom Health Group also acquired the Pharma Communications business in Japan of Elsevier, part of RELX Group. The acquired business unit has been a leading healthcare communications business in Japan for 38 years, with a reputation for quality delivery of medical content for promotional materials and educational programs directed at doctors and patients. The acquisition further strengthens Omnicom Health Group's roster of leading healthcare agencies in Japan, which also includes Targis, Rx Healthcare, Polaris Consumer Health, CDM Tokyo and the digital marketing and healthcare market research company MCI.

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Omnicom Precision Marketing Group, our digital and CRM specialist group, acquired a majority stake in Credera. Credera is a full-service provider of management and technology consulting services. With a core focus on marTech and e-commerce platforms, the company delivers solutions that increase customer engagement and drive sales growth. Credera's best-in-class talent has expertise in developing and implementing customer-centric technology platforms. Along with Omnicom Precision Marketing Group's global presence, depth in creative and leadership in data and analytics, the combination will create a compelling offering for Omnicom's existing client base and prospects.

Clemenger BBDO purchased a majority stake in Levo Digital, a leading Australian marketing services and technology business. Levo delivers transformation by empowering businesses with marketing technology and tools that connect consumers with the things they want and need, when and where they need them. The company helps its clients innovate, expand and transform their organizations through the implementation and use of technology, with a specialization in designing and deploying marketing automation and ecommerce platforms.

As a result of Omnicom's continuing evaluation of its portfolio of businesses and consistent with its strategic plan and investment priorities, Omnicom divested Sellbytel Group to Webhelp Group, a global business process outsourcer (BPO), in the third quarter of 2018. Sellbytel is a provider of outsourced sales, service and support with operations in Spain, Germany, Portugal, Puerto Rico and Malaysia and had been a part of Omnicom since 1994.

Omnicom maintained our commitment to diversity, talent development and community.

We believe a diverse and inclusive workforce starts at the top with Omnicom’s Board of Directors. Our Board now has 10 independent directors, with six women and four African Americans, including our Lead Independent Director. This diversity strengthens our governance structure and demonstrates our commitment to onboarding exceptional candidates who bring a wealth of experience and diverse points of view.

Omniwomen, a global organization within Omnicom dedicated to championing the number and influence of female talent within the company, continues to grow organically, with three new chapters established in 2018 (Washington, D.C., San Francisco and New York City) and a total of 14 chapters around the world. OPEN Pride—our employee resource group that fuels the personal growth, organizational inclusion and business success of Omnicom’s lesbian, gay, bisexual and transgender (LGBT) employees and allies—has extended its global reach, with 10 chapters across India, China, Philippines, Australia, the United Kingdom, along with US cities, including New York, Chicago and St. Louis. In addition, new chapters are in development for Mexico City, San Francisco, Barcelona, Auckland and Los Angeles. Thanks to our many diversity initiatives, Omnicom now has the most diverse workforce in its 30-year history.

Omnicom achieved a perfect score of 100 percent for the second consecutive year on the Corporate Equality Index (CEI) survey, a nationally recognized benchmarking tool for corporate inclusive policies, benefits and practices pertinent to LGBT employees, administered by the Human Rights Campaign Foundation. In addition to being highly rated, Omnicom has been designated as one of the “Best Places to Work for LGBT Equality” by the HRC Foundation. Additional information on our diversity efforts is set forth above in the section entitled “Diversity and Inclusion.”

Our commitment to hiring and developing the best talent is unwavering. We believe the depth and diversity of our talent is of paramount importance, so we continually strive to provide an excellent work environment with first-rate professional development opportunities. From these efforts and based on the feedback of our employees, we were named to the Forbes 2018 America’s Best Employers List for the third straight year. We also placed considerable effort on succession planning and advancement, while keeping in mind the many strengths diversity provides. In February of 2018, Wendy Clark was appointed the new CEO of DDB Worldwide. Ms. Clark joined DDB in 2016, and under her leadership, the agency has grown by expanding existing relationships and winning new business. On January 1, 2018, Barri Rafferty became CEO of Ketchum, making her the first woman CEO to lead a top five global public relations agency. Since 1995, Omnicom University has focused on leadership programs for our senior managers and our many professional development programs remain committed to investing in our talent - at all levels - in a way that sustains and accelerates our growth.

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EXECUTIVE COMPENSATION

COMPENSATION DECISIONS REFLECT PERFORMANCE

These and other 2018 achievements were a direct result of the leadership of our named executive officers, or “NEOs”, and other senior executives and provide significant context for the Compensation Committee’s pay-for-performance approach and key 2018 compensation decisions. Our NEOs for fiscal year 2018 were:

■	John D. Wren, Chairman and Chief Executive Officer
■	Philip J. Angelastro, Executive Vice President and Chief Financial Officer
■	Dennis E. Hewitt, Treasurer until December 31, 2018
■	Jonathan B. Nelson, Chief Executive Officer, Omnicom Digital
■	Michael J. O’Brien, Senior Vice President, General Counsel and Secretary

Omnicom strives to link closely executive compensation to performance by making a significant portion of potential compensation variable, as well as long-term performance driven. The more senior the executive, the lower his base pay will be as a proportion of his entire compensation package and the higher his incentive-based and long-term retention components will be as a proportion of his entire compensation package. We believe this is aligned with shareholder interest and the long-term interests of the Company. For each NEO other than Mr. Hewitt, the majority of his total compensation was variable and based on performance. With respect to our CEO, 96% of his 2018 compensation was variable and based on performance and 43% is also contingent upon long-term Company performance.

2018 CEO COMPENSATION

2018 CEO Compensation Mix

The process by which incentive compensation awards were determined for performance in fiscal year 2018, and the manner in which they were paid, aligns with our pay-for-performance objectives. A key component of our executive compensation program is a performance-based bonus (an “Incentive Award”) awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Award Plan”). The Incentive Award that each NEO earned in 2018 was primarily derived from a pre-set formula incorporating a combination of the following quantitative performance metrics:

■	Omnicom’s annual financial performance against annual performance targets established by the Compensation Committee; and
■	Omnicom’s annual financial performance against that of an industry peer group established by the Compensation Committee.

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LAST YEAR’S SAY ON PAY VOTE AND SHAREHOLDER ENGAGEMENT

The Compensation Committee believes that our executive compensation program aligns with performance, reflects our business philosophy and utilizes competitive practices regarding executive compensation in a highly competitive industry. At our 2018 Annual Meeting of Shareholders, over 87% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our 2017 executive compensation program. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. Omnicom’s performance in fiscal year 2018 and our many creative, strategic and operational accomplishments reinforce the Compensation Committee’s view that our executive compensation program is achieving its long-term objectives, and the Compensation Committee made no significant changes to the program during the year in response to last year’s “say-on-pay” vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes and feedback received directly from our shareholders when making future compensation decisions for the NEOs.

During the last year, we reached out to shareholders representing more than 60% of our outstanding shares. We engaged with every shareholder who accepted our invitation to talk in a continued effort to foster a successful shareholder outreach program. Executive compensation was one of many topics included in our discussion with shareholders and shareholder feedback is shared with the Compensation Committee, as appropriate, as well as with the full Board.

Compensation Committee Report

The Compensation Committee, which is comprised solely of independent members of the Board, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2018 10-K filed with the SEC on February 12, 2019.

Members of the Compensation Committee
Susan S. Denison, Chair
Alan R. Batkin
Mary C. Choksi
Leonard S. Coleman, Jr.
Linda Johnson Rice

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EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

OBJECTIVES

Compensation Decision Process

The Compensation Committee annually reviews and approves the compensation of the NEOs. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other NEO by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2018 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations. Additional detail regarding the process used to set executive compensation targets, evaluate performance and determine payouts is provided in the below diagram.

Process for Determination of our Executive Compensation: Step-By-Step

STEP 1	Base Salary Compensation Committee sets base salaries – Mr. Wren’s salary last increased 16 years ago

STEP 2

Setting Performance Measures
Compensation Committee sets metrics and quantitative performance measures for meriting an Incentive Award with both short-term (cash bonus) and long-term components (PRSU/RSU)

STEP 3

Determining Multipliers Based on Performance Range
Compensation Committee ascribes a range of predetermined multipliers based on the range of Omnicom performance with respect to each performance measure

STEP 4	Setting Target and Maximum Incentive Award Dollar Amounts Compensation Committee sets maximum and target Incentive Award dollar amounts

STEP 5	Calculation of Incentive Award Compensation Committee reviews Omnicom and peer group performance and calculates weighted score for each metric and final earned Incentive Award dollar amounts

STEP 6

Adjustments Determined
Compensation Committee considers individual performance and any other factors deemed appropriate in order to determine whether to make adjustments to the calculated Incentive Award dollar amounts and approves final Incentive Award dollar amounts

STEP 7	Allocation between Cash/Equity Compensation Committee determines allocation of Incentive Award between cash and equity

STEP 8

Allocate Portion of Incentive Award into Three-Year Performance Restricted Stock Unit Award That Is Eligible To Vest in 2022
For CEO/CFO, the Compensation Committee allocated a portion of each Incentive Award into PRSUs that are subject to further performance conditions over a three-year period from 2019 to 2021, and is eligible to vest in 2022

STEP 9

Allocate Portion of Incentive Award into an Award of Restricted Stock Units to Other NEOs
For Messrs. Nelson and O’Brien, the Compensation Committee allocated a portion of each Incentive Award into an Award of RSUs that vest over a five-year period

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EXECUTIVE COMPENSATION

ELEMENTS OF OMNICOM COMPENSATION AND FISCAL YEAR 2018 DECISIONS

For Messrs. Wren and Angelastro, our principal components of pay are a base salary and an Incentive Award based on 2018 performance, which is comprised of both a cash award and an award of PRSUs, which is further contingent upon the long-term performance of the Company.

For Messrs. Nelson and O’Brien, our principal components of pay are a base salary and an Incentive Award based on 2018 performance, which is comprised of both a cash award and an award of RSUs that vest ratably over a five-year period. Mr. Hewitt retired from Omnicom effective December 31, 2018. The principal components of his 2018 pay are a base salary and a severance payment to be made pursuant to the Separation Agreement and General Release between Mr. Hewitt and the Company filed as Exhibit 10.1 to the Form 8-K filed with the SEC on October 12, 2018 (the “Separation Agreement”) as described below under the section entitled “Other Executive Compensation Arrangements”.

Although each NEO is eligible to receive an Incentive Award if their achievements so merit, the granting of an Incentive Award to any NEO is entirely at the election of the Compensation Committee. The Compensation Committee may choose not to award an Incentive Award to a NEO or to adjust the amount of the Incentive Award that results from the application of the measures described in this Compensation Discussion & Analysis, in each case in light of all factors deemed relevant by the Compensation Committee. In addition, to the extent achievement of the performance criteria may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

Each of these components and the manner in which decisions for 2018 were made for each NEO are more fully discussed in the sections that follow.

STEP	Base Salary Compensation Committee sets base salaries – Mr. Wren’s salary last increased 16 years ago
1

NEO Base Salaries:
John Wren
Chairman and Chief Executive Officer	$1,000,000
Philip Angelastro
Executive Vice President and Chief Financial Officer	$850,000
Dennis Hewitt
Former Treasurer	$395,000
Jonathan Nelson
Chief Executive Officer, Omnicom Digital	$850,000
Michael O’Brien
Senior Vice President, General Counsel and Secretary	$700,000

The objective of base salary is to provide a portion of compensation to the NEO that is not “at risk” like incentive bonuses or equity awards, and is generally unaffected by fluctuations in company performance or the market in general. The base salaries for the NEOs are determined by the Compensation Committee.

Adjustments in base salary for NEOs are discretionary and are generally considered no more frequently than every 24 months. In addition to Mr. Wren, Mr. O’Brien has not had an increase in base salary in 16 years. Prior to the increase he received in 2014 upon his appointment to Executive Vice President and Chief Financial Officer, Mr. Angelastro had not had an increase in base salary in 10 years and his base salary has not increased further since his appointment.

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EXECUTIVE COMPENSATION

Omnicom considers a number of factors when determining whether to make base salary adjustments, which factors may include advice from our compensation consultant, the general knowledge of our Chief Executive Officer and Compensation Committee of base salaries paid to similarly positioned executives, salaries paid historically, tax and accounting changes that may affect the Company, as well as personal performance as assessed by the Compensation Committee and the Chief Executive Officer. No formulaic base salary adjustments are provided to the NEOs.

Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability, and the Compensation Committee’s emphasis on performance-based compensation, no NEO’s base salary was adjusted in 2018.

Performance-Based Compensation Awards

As discussed above, under the Incentive Award Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion, receive an Incentive Award.

The following table summarizes the combination of quantitative performance measures the Compensation Committee considered for the Incentive Awards awarded in fiscal year 2018, which is the basis for both the cash and equity-based portions of the Incentive Award awarded each of which is discussed in greater detail below:

Determination of Incentive Award:

(Short-term Cash Portion and Long-term Equity Portion)

STEP	Setting Performance Measures
Compensation Committee sets metrics and quantitative performance measures for meriting an Incentive Award with both short-term (cash bonus) and long-term components (PRSU/RSU)
2

Component	Weighting	Performance Measures	Rationale for Selection of Performance Metric
Performance Metric (OMC Targets)		■Diluted EPS growth (33.3%)	■Measures Company’s profitability
		■EBITA margin (33.3%)	■Measure intended to focus the Company on operating at sustainable, profitable levels
		■Organic growth (33.3%)	■Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, dispositions and currency effects
Peer Metric (Performance Relative to Peers)		■Return on equity (40%)	■Comprehensive means to evaluate various financial metrics and directly tied to the return to our common shareholders over time
		■Organic growth (20%)	■Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, dispositions and currency effects
		■Operating profit margin (20%)	■Measure intended to focus the Company on operating at sustainable, profitable levels
		■Organic growth plus operating profit margin (20%)	■Measure designed to balance the contribution of each of these important metrics

We believe our goals are meaningful and challenging, the achievement of which is designed to drive shareholder value.

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STEP	Determining Multipliers Based on Performance Range
Compensation Committee ascribes a range of predetermined multipliers based on the range of Omnicom performance with respect to each performance measure
3

PERFORMANCE METRIC (FINANCIAL PERFORMANCE VS. ANNUAL COMPANY TARGET) – 50% OF TARGET INCENTIVE AWARD

Performance Measure	Weight	Performance Range	Performance Multiplier
Diluted EPS Growth	33⅓%	6.8% - 8.2%	0.0 – 2.0
EBITA Margin	33⅓%	13.7% - 14.3%	0.0 – 2.0
Organic Growth	33⅓%	2.3% - 3.7%	0.0 – 2.0

The “Performance Metric” is based on Omnicom’s financial performance as compared to annual Company targets. The Compensation Committee considered the following performance measures for fiscal year 2018, with each measure weighted as indicated:

■	fully-diluted earnings per share growth (Diluted EPS) growth (33.3%)
■	earnings before interest, taxes and amortization (EBITA) margin (33.3%)
■	organic growth (33.3%)

Performance Metric
(50% of Target Incentive Award)

Organic growth is total revenue growth less the change in revenue attributable to changes in foreign exchange rates and the revenue from businesses acquired net of the revenue from businesses that were disposed. A predetermined multiplier of between 0.0 and 2.0 (the “Performance Multiplier”) was ascribed based on the range of Omnicom performance with respect to each performance measure as shown above. The Performance Multiplier is applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Performance Weighted Score”).

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EXECUTIVE COMPENSATION

PEER METRIC (FINANCIAL PERFORMANCE VS. INDUSTRY PEER GROUP) – 50% OF TARGET INCENTIVE AWARD

Performance Measure	Weight	Rank	Peer Multiplier
Return On Equity	40%	1-4	0.4 – 2.0
Organic Growth	20%	1-4	0.4 – 2.0
Operating Profit Margin	20%	1-4	0.4 – 2.0
Organic Growth + Operating Profit Margin	20%	1-4	0.4 – 2.0

The “Peer Metric” is based on Omnicom’s financial performance as compared to an industry peer group. The Compensation Committee considered the following performance measures for fiscal year 2018 as compared to that of an industry peer group, which included WPP plc, Publicis Groupe SA and The Interpublic Group of Companies, Inc. (the “Peer Metric Group”), with each measure weighted as indicated:

■	return on equity (ROE) (40%)
■	organic growth (20%)
■	operating profit margin (20%)
■	organic growth plus operating profit margin (20%)

A predetermined multiplier of between 0.4 and 2.0 (the “Peer Multiplier”) was ascribed based on Omnicom’s ranking relative to the Peer Metric Group for each metric. The Peer Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Peer Weighted Score”).

STEP	Setting Target and Maximum Incentive Award Dollar Amounts Compensation Committee sets maximum and target Incentive Award dollar amounts
4

Name of Executive	Threshold	Target	Maximum
John Wren	$0	$18,920,000	$37,840,000
Philip Angelastro	$0	$5,350,000	$10,700,000
Jonathan Nelson	$0	$2,750,000	$5,500,000
Michael O’Brien	$0	$2,125,000	$4,250,000

For performance in fiscal year 2018, we established a maximum incentive compensation level and a target incentive compensation level set at a percentage of the maximum incentive compensation level, which are shown above and in the “Grants of Plan-Based Awards in 2018” table. As described below, the Compensation Committee generally consults with its compensation consultant to determine the range of total compensation for similarly positioned executives at our peer group companies. The Compensation Committee takes the information provided in the compensation consultant report into consideration when determining the Incentive Award target for our NEOs. As a result of his resignation, Mr. Hewitt did not receive incentive compensation for 2018.

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STEP	Calculation of Incentive Award Compensation Committee reviews Omnicom and its peer group and calculates weighted score for each metric and final earned Incentive Award dollar amounts
5

CALCULATION OF METRICS RESULTS – COMPANY TARGETS

The tables below describe earned Incentive Awards based on 2018 performance, which are the basis for both the cash and equity-based portions of the Incentive Award awarded as shown in the Summary Compensation Table on page 59 below. In calculating the performance metric result for EBITA Margin, we made certain adjustments aggregating $29.0 million to 2018 EBITA to exclude the net gain on the disposition of subsidiaries and expenses resulting from certain repositioning actions. See Annex A for the “Calculation of Adjusted EBITA Margin Performance Metric.” In calculating the performance metric result for Diluted EPS Growth, we made certain adjustments aggregating $40.9 million to decrease 2018 net income so it would be comparable to 2017 net income after adjusting 2017 net income, in a manner consistent with the calculations in our proxy statement filed with the SEC on April 12, 2018, for similar items related to the implementation of the Tax Act and the excess tax benefits from share-based compensation. The net gain on disposition of subsidiaries and repositioning actions, and the additional income tax expense from the finalization of the provisional estimate of the effect of the Tax Act increased net income $18.2 million, as described in the section Omnicom Financial Results and Shareholder Return. In addition, the successful resolution of certain foreign tax claims during the year and excess tax benefits from share-based compensation increased net income $22.7 million in 2018. These adjustments were excluded from the calculation of the performance metric. See Annex A for the “Calculation of Net Income used for Diluted EPS Growth.”

	Target Range and 2018 Performance	Performance Multiplier	Relative Weight	Weighted Score
Diluted EPS growth		2.000	33.3%	0.667
EBITA margin		2.000	33.3%	0.667
Organic growth		0.600	33.3%	0.200
Total				1.534
Performance Weighted Score of 1.534 x metric weighting of 50%				76.7%

CALCULATION OF METRICS RESULTS – COMPANY PERFORMANCE VS. INDUSTRY PEER GROUP

	2018 Performance	Peer Metric Group Rank	Weight	Peer Multiplier	Weighted Score
Return On Equity	51.4%	1	40%	2.00	0.800
Organic Growth	2.6%	2	20%	1.50	0.300
Operating Profit Margin	14.0%	1	20%	2.00	0.400
Organic Growth + Operating Profit Margin	16.6%	1	20%	2.00	0.400
Total					1.900
Peer Weighted Score of 1.900 x metric weighting of 50%					95%

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EXECUTIVE COMPENSATION

Fiscal Year 2018 Calculation of Earned Compensation

Name	Target Incentive Compensation	Performance Weighted Score	Peer Weighted Score	Combined Score	Total Incentive Award Earned
John Wren	$18,920,000	76.7%	95.0%	171.7%	$32,479,000
Philip Angelastro	$5,350,000	76.7%	95.0%	171.7%	$9,184,000
Jonathan Nelson	$2,750,000	76.7%	95.0%	171.7%	$4,721,000
Michael O’Brien	$2,125,000	76.7%	95.0%	171.7%	$3,648,000

STEP 6	Adjustments Determined
Compensation Committee considers the following qualitative factors regarding each NEO’s 2018 performance and the additional considerations described below to determine whether to make adjustments to the calculated Incentive Award dollar amounts and approves final Incentive Award dollar amounts

QUALITATIVE FACTORS

The Compensation Committee, with the assistance of Omnicom’s Chairman and Chief Executive Officer, looked to determine how each NEO contributed to advancing the core “pillars” that serve as the foundation of our business strategy: providing best in class services to clients, maximizing efficiencies and minimizing risk through enterprise-wide initiatives and achieving the highest levels of corporate values and integrity.

1.

Best in Class Client Services. We achieve this goal by securing the finest available talent in the right disciplines, and deploying that talent in the right places across the globe. The Compensation Committee looks to the role a NEO has played in developing our personnel and our client and discipline base. With respect to each, the Compensation Committee reviews an executive’s role, as applicable, in:

■	Personnel development
■	Providing management development and succession planning
■	Recruiting and retaining key and diverse talent
■	Training and educating personnel
■	Client development
■	Retaining clients/business
■	Expanding the depth and breadth of our core clients
■	Developing new client relationships
■	Services development
■	Developing the quality and breadth of our key services
■	Expanding our global presence in the right places
■	Planning acquisitions and divestitures
■	Receiving honors and awards for creative excellence and customer service

2.

Enterprise-wide initiatives to maximize efficiencies and minimize risk. Next, our finance and operations team strives to maximize efficiencies and minimize risk through enterprise-wide initiatives that create a high return on invested capital. The Compensation Committee reviews each executive’s involvement in key business management issues such as cash management, business planning, Enterprise Risk Management, information technology initiatives/consolidation, developing and streamlining financial reporting operations and working capital management.

3.

Corporate values and integrity. Finally, Omnicom’s leadership strives to achieve the highest levels of corporate values and integrity. The Compensation Committee considers how each executive contributed to Omnicom’s substantial efforts to maximize diversity and inclusion, to achieve the highest levels of corporate social responsibility, including a commitment to environmental and individual community outreach initiatives, and to maintain a professional work-place environment.

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Adjustments: Qualitative Factors

The Compensation Committee, with the assistance of Omnicom’s Chairman and Chief Executive Officer for NEOs other than himself, considered the following contributions of each NEO toward advancing our business strategy in determining whether to adjust the calculated Incentive Awards.

John D. Wren. Under Mr. Wren’s leadership, Omnicom has grown into one of the world’s largest and most respected advertising and marketing communications firms. As part of the original management team that created Omnicom in 1986 and as the Company’s chief executive officer since 1997, he has been the architect of a complex strategy that has positioned Omnicom to serve the global marketing requirements of the world’s most sophisticated marketers. He has championed the creation of unique virtual client networks across Omnicom agencies, geographies and disciplines to meet the needs of global clients. He was early to envision the potential of digital technologies, leading the Company’s early investment in and development of digital technologies and capabilities across each of Omnicom’s agencies and he continues to drive our strategy to leverage our digital and analytical capabilities and utilize new mediums and technology platforms. He has also been instrumental in leading the Company’s efforts to extend and deepen Omnicom’s capabilities in rapidly growing markets and new service areas to meet the needs of clients’ global marketing efforts. Throughout this evolution of the Company, Mr. Wren has ensured that Omnicom agencies and networks have continued to build on their strong legacy of creative excellence. Today, Omnicom’s networks and agencies are regarded as the industry’s most creative, as measured by their share of global awards for creative excellence.

Mr. Wren is responsible for the organizational changes and strategic investments Omnicom has been implementing over the past few years. As a result of his insight into the changing needs of our clients and to better capture the expanded scope of our services, Mr. Wren developed and executed the creation of our practice areas to bring together agencies operating in common disciplines to create additional custom client solutions. We now have Practice Areas established for Healthcare, Public Relations, Precision Marketing and CRM, National Brand Advertising, Experiential, Specialty Marketing, Brand and Consulting, and our global advertising agency networks. He also led the efforts to simplify our service offerings through our key client matrix organization structure, our client-centric business model requiring multiple agencies within Omnicom to collaborate in formal and informal virtual client networks. The demands of clients, consumers and new technologies are pushing agencies to work faster. Our new organizational structure is designed to deliver more innovation, ideas and growth in a nimble and flexible fashion so we can adjust quickly as our clients’ needs change.

Mr. Wren has also long been instrumental in identifying, attracting, retaining and developing highly skilled key executives and is deeply committed to disseminating best practices across Omnicom through industry-leading advanced education initiatives such as Omnicom University.

The strategies designed and implemented by Mr. Wren not only delivered solid financial results at a challenging time for our industry, but also positioned Omnicom to better respond to its clients’ future business needs. Mr. Wren’s emphasis on expanding client relationships, as well as his direct leadership role with many of the Company’s largest global clients, again resulted in organic revenue growth. Such growth, along with Mr. Wren’s focus on improving operating efficiencies through initiatives to leverage Omnicom’s scale in areas such as real estate, information technology, back-office services and procurement, while maintaining key investments in both our talent and new service areas resulted in a return on invested capital of 29.6%, and return on equity of 51.4%.

Under Mr. Wren’s leadership in 2018, Omnicom’s balance sheet and liquidity remained strong and the Company returned a significant amount of capital to our shareholders, including approximately $1.1 billion in dividends and share repurchases, net of proceeds from stock plans. Over the past ten years under Mr. Wren’s leadership, the Company has returned over 100% of its cumulative net income to Omnicom shareholders in the form of dividends and share repurchases. Since becoming Chief Executive Officer, Mr. Wren has built and led a management team under whose stewardship Omnicom has averaged an annual return on equity of greater than 25%.

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Philip J. Angelastro. Mr. Angelastro provided key leadership and financial management for our Company. He managed the Company’s capital and liquidity, oversaw the management of risk and the strengthening of the Company’s balance sheet. He also supervised the enhancement of Omnicom’s financial planning and analysis process and helped to drive initiatives to leverage Omnicom’s scale in areas such as real estate, information technology, back-office services and procurement. Working with Mr. Wren and our senior network management teams, Mr. Angelastro continued to improve our working capital management programs, an important effort in maintaining Omnicom’s overall financial performance. Mr. Angelastro prioritized the development of the skills of our finance and operating personnel and implemented programs for their ongoing professional development. He oversaw the Company’s efforts in the areas of corporate ethics, enterprise risk management and global corporate social responsibility. In addition, during 2018, Mr. Angelastro continued to oversee the Company’s financial reporting function as well as its efforts to define and implement accounting policies and procedures for all Omnicom companies. Mr. Angelastro also managed Omnicom’s global income tax function, its Sarbanes Oxley compliance activities, as well as its U.S. health and welfare and retirement plans.

Jonathan Nelson. As CEO of Omnicom Digital, Mr. Nelson oversees Omnicom’s digital strategy, one of our fastest growing capabilities. A veteran of Omnicom since 2002, last year Mr. Nelson continued to spearhead the integration of digital capabilities across Omnicom’s portfolio companies. He also successfully led the continued global development of our data, analytics and content management platforms, digital services, technical and data partnerships, and search and programmatic media capabilities. Mr. Nelson also takes a leading role in the recruitment of talent for our digital services and in mergers and acquisitions in the digital landscape. Mr. Nelson is widely recognized as an industry thought leader, appearing in print in The New York Times, USA Today, Forbes, Newsweek, and Ad Week and on television on CNN, CNBC, and MSNBC.

Michael J. O’Brien. Mr. O’Brien successfully led the Company’s worldwide legal team, managed legal services provided to the Company, and monitored the Company’s compliance with all applicable laws, rules and regulations around the world. He played a lead role in setting priorities and agendas for the Company’s Board of Directors and its committees, providing them with advice on corporate governance developments and best practices, as well as legal risks and requirements. He continued to oversee the implementation of several important corporate governance initiatives, including our comprehensive shareholder engagement efforts through which we have reached out to more than 60% of our shareholders in each of the past four years, with Mr. O’Brien directly engaging with shareholders. Mr. O’Brien was also instrumental to the implementation of initiatives to expand our Company’s diversity programs and increase diversity throughout the Company. He oversaw the Company’s corporate social responsibility efforts in the area of diversity and inclusion, as well as corporate governance and human capital management. Mr. O’Brien played a key role in (i) structuring, implementing and managing compensation and benefits programs; (ii) protecting the Company’s intellectual property; (iii) overseeing legal aspects of the Company’s acquisition and financing activities; and (iv) managing the governance of the Company’s many legal entities. In addition, Mr. O’Brien managed the Company’s litigation matters and developed effective litigation strategies.

Adjustments to Calculated Incentive Awards

While the Compensation Committee recognizes the contribution of each NEO above, the Committee, pursuant to Mr. Wren’s recommendation, agreed that it was prudent to reduce the amount of each Incentive Award in order to reallocate the funds to the general incentive compensation pool to be reallocated to other employees.

Name	Total Incentive Award Earned	Adjustment	Total Final Incentive Award
John Wren	$32,479,000	($9,679,000)	$22,800,000
Philip Angelastro	$9,184,000	($2,284,000)	$6,900,000
Jonathan Nelson	$4,721,000	($621,000)	$4,100,000
Michael O’Brien	$3,648,000	($548,000)	$3,100,000

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STEP	Allocation between Cash/Equity Compensation Committee determines allocation of Incentive Award between cash and equity
7

Name	Total Final Incentive Award	Cash Portion	Dollar Value of Equity Portion
John Wren	$22,800,000	$12,500,000	$10,300,000
Philip Angelastro	$6,900,000	$3,450,000	$3,450,000
Jonathan Nelson	$4,100,000	$2,050,000	$2,050,000
Michael O’Brien	$3,100,000	$1,550,000	$1,550,000

The Incentive Award earned by each NEO, is payable at the election of the Compensation Committee in cash and/or equity-based awards. It is Omnicom’s philosophy that its NEOs should be rewarded based upon Omnicom’s financial performance as well as each executive’s contribution to advancing Omnicom’s business strategy and our long-term performance. The Committee believes that grants of equity awards serve to align the interests of the shareholders with those of the NEOs by incentivizing the NEOs toward the creation and preservation of long-term shareholder value. In addition, our equity award agreements contain restrictive covenants that are intended to protect our business in the event of an executive’s departure.

As shown above, a portion of Messrs. Wren and Angelastro’s Incentive Award was paid in cash and a portion was paid in PRSUs, which are eligible to vest in 2022 based on the future performance of the Company compared to our Peer Metric Group. A portion of the Incentive Award paid to each other NEO was paid in cash and a portion was paid in RSUs, which vest ratably over a five-year period. These equity awards are further described in the remaining steps.

STEP 8	Allocate Portion of Incentive Award into Three-Year Performance Restricted Stock Unit Award That Is Eligible To Vest in 2022
For CEO/CFO, the Compensation Committee allocated a portion of each Incentive Award into PRSUs that are subject to further performance conditions over a three-year period from 2019 to 2021, and is eligible to vest in 2022

Name	Maximum Potential Value of 2022 PRSUs on the Grant Date	Number of 2022 PRSUs Awarded (Dollar Value Divided by Closing Price on Grant Date)
John Wren	$10,300,000	136, 171
Philip Angelastro	$3,450,000	45,611

While initial performance metrics determined the number of PRSUs granted to Messrs. Wren and Angelastro, there is yet another performance test performed three years later with respect to the same award that establishes the percentage of the award that the executive will ultimately realize. This subsequent test compares the Company’s return on equity for a three-year period (2019 to 2021) to that of our Peer Metric Group. The Compensation Committee believes return on equity provides a consistent and comprehensive measure to assess Omnicom’s relative performance. The Compensation Committee believes using return on equity as the single performance measure achieves clear and simple peer group comparison, and serves as a comprehensive means to evaluate various financial metrics. In addition, return on equity is a measure directly tied to the return to our common shareholders over the long term.

The maximum number of PRSUs that each NEO is eligible to receive under this award is equal to the dollar value of the portion of the 2018 Incentive Award paid in PRSUs, as set forth in the Summary Compensation Table below, divided by the closing price of our common stock on March 14, 2019, the date the PRSUs were awarded ($75.64).

PRSUs are designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value over time. In 2022, our average return on equity over calendar years 2019, 2020 and 2021 will be compared to the average return on equity for each member of the Peer Metric Group for the same three-year period and Omnicom’s rank amongst these competitors will be determined. The following chart shows (i) the percentage of the maximum number of PRSUs that Messrs. Wren and Angelastro will receive upon

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vesting in 2022 depending on Omnicom’s relative rank and (ii) the dollar value of those shares assuming the closing price of our common stock on March 14, 2019, the date the PRSUs were awarded ($75.64). The ultimate value received by the NEO will depend on the vesting of the awards and the value of our common stock.

Metrics for 2022 Vesting of PRSUs

Omnicom Rank vs. Peer Metric Group (ROE for 2019-2021)	Percentage of PRSUs Vesting	CEO: Number of Shares Received Based on Performance	CEO: Value at Grant Date of Shares Received Based on Performance	CFO: Number of Shares Received Based on Performance	CFO: Value at Grant Date of Shares Received Based on Performance
1-2	100%	136,171	$10,300,000	45,611	$3,450,000
3	67%	90,781	$6,866,667	30,407	$2,300,000
4	34%	45,390	$3,433,333	15,204	$1,150,000

In the event Mr. Wren or Mr. Angelastro terminates employment on or prior to December 31, 2021, he will remain eligible to vest in one-third of the maximum number of PRSUs for each December 31st he is employed between March 14, 2019 and December 31, 2021 and such shares will be distributed in 2022 based on Omnicom’s relative return on equity performance. Dividend equivalents will be reserved on the maximum number of PRSUs to which the executive is entitled at such times as dividends are paid to shareholders of Omnicom. At the time the PRSUs vest, the dividend equivalent payments that have accumulated will be paid in cash. Vesting of the PRSUs and distribution of shares underlying the PRSUs will be accelerated in the event of death or termination due to disability. In addition, if the PRSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable.

Messrs. Wren and Angelastro are required to retain a certain amount of Company’s equity/stock as described in “Executive Compensation Related Practices, Policies and Guidelines – Executive Stock Ownership Guidelines.”

STEP 9	Allocate Portion of Incentive Award into an Award of Restricted Stock Units to Other NEOs
For Messrs. Nelson and O’Brien, the Compensation Committee allocated a portion of each Incentive Award into an award of RSUs that vest over a five-year period

	Maximum Potential Value of RSUs on the Grant Date (vest ratably from 2019-2023)	Number of RSUs Awarded (Dollar Value Divided by Closing Price on Grant Date)
Jonathan Nelson	$2,050,000	27,100
Michael O’Brien	$1,550,000	20,490

The Compensation Committee paid a portion of the Incentive Award for performance in 2018 in RSUs for Messrs. Nelson and O’Brien. The maximum number of RSUs that each is eligible to receive under this award is equal to the dollar value of the portion of the 2018 Incentive Award paid in RSUs divided by the closing price of our common stock on March 14, 2019, the date the RSUs were awarded ($75.64).

The Compensation Committee believes that service-based vesting of the RSUs is an important motivator to reward continued performance. One-fifth of each award of RSUs is eligible to vest on each of the first five anniversaries of the grant date and each RSU represents the right to receive one share of our common stock upon vesting. Vesting of the RSUs and distribution of shares underlying the RSUs will be accelerated in the event of death or termination due to disability. In addition, if the RSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable.

Additionally, in 2019, the vesting schedule of certain awards of RSUs granted in prior years to Messrs. Nelson and O’Brien was extended so that the vesting dates of the awards would avoid regularly scheduled blackout periods.

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OTHER EXECUTIVE COMPENSATION ARRANGEMENTS

SERCR Plan and Executive Salary Continuation Plan Agreements. Omnicom has entered into Award Agreements with Messrs. Wren and Angelastro pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and Executive Salary Continuation Plan Agreements with Messrs. Hewitt and Nelson. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

Participation in the SERCR Plan was determined to be offered by the Compensation Committee based on the value of the benefit provided to Omnicom through the restrictive covenants contained in the SERCR Plan, as a retention mechanism to seek to secure the services of the participants by providing post-employment benefits, subject to a minimum period of employment and based on the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, Cook & Co., that the program is representative of market practice, both in terms of design and cost.

Amounts payable to each of Messrs. Hewitt and Nelson under his Executive Salary Continuation Plan Agreement are based on past company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

Deferred Restricted Stock and Restricted Stock Unit Plans. Each of our NEOs was previously eligible to defer, at his election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested in a given year. No NEO made such an election in 2018. Balance and payment information with respect to prior elections is reflected in the Nonqualified Deferred Compensation Table in 2018 on page 62 below. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election, subject to the participant’s employment with Omnicom on the record date of such dividends.

Retirement Savings Plan. Omnicom sponsors the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a discretionary company profit sharing contribution after the end of the Plan year based on the Plan’s provisions.

Insurance. In 2018, Omnicom paid employer premiums for life insurance for Messrs. Wren, Hewitt and O’Brien.

Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, Omnicom makes available to the NEOs personal use of corporate aircraft hours. The dollar amount reported in the Summary Compensation Table for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use on the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table for 2018 on page 59.

Separation Agreement with Mr. Hewitt. On October 12, Omnicom announced that Dennis Hewitt notified it of his intent to retire, effective December 31, 2018. In connection with his retirement, Omnicom entered into a Separation Agreement and General Release, filed as Exhibit 10.1 to the Form 8-K filed with the SEC on October 12, 2018. Pursuant to this agreement, Omnicom agreed to pay Mr. Hewitt a cash payment of $1,250,000, less all applicable withholdings, payroll taxes and deductions, payable in a lump sum within 5 business days of July 1, 2019.

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EXECUTIVE COMPENSATION RELATED PRACTICES, POLICIES AND GUIDELINES

Role of the Independent Compensation Consultant. Because of the competitive nature of our business, the loss of key executives to competitors is a significant risk and Omnicom’s paramount concern is to attract and retain the highest-caliber executive team to ensure that Omnicom is managed in the most effective possible manner. The Compensation Committee directly retains the services of Cook & Co., an independent third-party compensation consulting firm, for input on a range of external market factors, including evolving compensation trends, and market-standard compensation levels and elements. Cook & Co. reports directly and exclusively to the Compensation Committee. Cook & Co. only provides compensation consulting services to the Compensation Committee, and works with Omnicom’s management only on matters for which the Compensation Committee is responsible. Moreover, Cook & Co. does not perform any other services for, or receive any other fees from, the Company or any of its subsidiaries other than in connection with its work for the Compensation Committee. Cook & Co. stated that it holds no Omnicom stock and the Compensation Committee believes the services Cook & Co. provides for the Company do not raise any conflicts of interest.

Market-Competitive Compensation. The Compensation Committee periodically consults with Cook & Co. to obtain general observations on the Company’s compensation programs from which the Compensation Committee determines the target range of total compensation for executives. Though Cook & Co. provides general observations on the Company’s compensation programs, it does not determine or recommend specific amounts or forms of compensation for the NEOs. Although the data provided by Cook & Co. influenced the Compensation Committee’s review and analysis, such data did not have a material impact on the Compensation Committee’s determination of the levels and elements of our executive compensation. The peer group the Compensation Committee reviewed consisted of companies of comparable size and operational complexity. The group, which was unchanged from last year, was comprised of the following companies:

■Accenture ■Automatic Data Processing ■CBS ■Cognizant Technology Solutions	■DISH Network ■DXC Technology Company ■Interpublic Group of Companies ■Nielson Holdings plc	■Thomson Reuters ■Time Warner Inc. ■Viacom ■WPP plc

Accounting and Tax Considerations

IRC SECTION 162(m)

Prior to the passage of the Tax Act, Section 162(m) of the Internal Revenue Code (the “Code”) generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a corporation’s Chief Executive Officer and certain other executive officers. Compensation that qualified as “performance-based” under Section 162(m) of the Code was exempt from this $1 million limitation. As part of the Tax Act, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all NEOs. Although the Compensation Committee historically structured our compensation arrangements in a manner intended to qualify for this exception, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million. The Compensation Committee believes that the tax deduction is only one of several relevant considerations in setting compensation and shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has approved compensation amounts for our executive officers that were not fully deductible because of Section 162(m) of the Code and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve compensation that is not deductible for federal income tax purposes in order to achieve the desired flexibility in the design and delivery of compensation.

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ACCOUNTING FOR SHARE-BASED COMPENSATION

Omnicom accounts for share-based compensation including its RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation — Stock Compensation.

Risk Assessment in Compensation Programs

We have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Cook & Co. was previously retained by the Compensation Committee to assist Omnicom’s management in reviewing our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations are likely to create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, and the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to affect directly payout and the controls on participant action and payout.

Based on the foregoing and the fact that, since Cook & Co. assisted the Company in its review, we believe no subsequent change in the Company’s compensation programs creates risks reasonably likely to have a material adverse effect on the Company, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies

The following table briefly summarizes the policies and guidelines Omnicom has adopted over the years to strengthen our pay practices, each of which is discussed in detail below:

Policy/Guidelines	Summary
Executive Stock Ownership Guidelines

The guidelines that require our Chairman and Chief Executive Officer and Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below.

Compensation Forfeiture/Clawback Policy

Policy provides that in the event a material restatement of our financial statements is caused by a fraudulent or intentionally illegal act of one of our officers, a committee of non-management members of our Board (the “Clawback Committee”) may recover a portion of the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement.

Equity Compensation Policy	Policy regarding the grant of equity awards covering topics such as approval requirements, grant date and establishing exercise price.
Policy Regarding Death Benefits

Policy provides that shareholder approval is required for any future compensation arrangements, with certain exceptions, that would require the Company to make payments or awards following the death of an NEO in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites.

Policy Statement Regarding Hedging

Policy statement regarding hedging, which provides, in general, that no director, NEO or network CEO may purchase any financial instrument designed to hedge or offset any decrease in the market value of equity securities of the Company.

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Executive Stock Ownership Guidelines. We have adopted Executive Stock Ownership Guidelines that require our Chairman and Chief Executive Officer and Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below. These guidelines ensure that they build and maintain a long-term ownership stake in Omnicom’s stock that will align their financial interests with the interests of the Company’s shareholders. The applicable guidelines for Messrs. Wren and Angelastro are as follows:

Position of Executive Officer	Ownership Target
Chairman and Chief Executive Officer of Omnicom		6 x Annual Base Salary
Chief Financial Officer of Omnicom		3 x Annual Base Salary

The guidelines were adopted in the first quarter of 2010 and the executives have five years from the date of the adoption of the guidelines or from the date of their appointment to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright (inclusive of unvested equity awards such as restricted shares or units and PRSUs) or held in trust for the executive and his or her immediate family, plus the executive’s vested deferred stock and allocated shares of the Company’s common stock in employee plans. As of December 31, 2018, both Messrs. Wren and Angelastro were in compliance with the guidelines.

Compensation Forfeiture/Clawback Policy. Our Board has adopted an Executive Compensation Clawback Policy covering compensation paid with respect to any period beginning on or after January 1, 2010, to certain of our officers, including our NEOs. Under this policy, in the event a material restatement of our financial statements is caused by a fraudulent or intentionally illegal act of one of our officers, the non-management members of the Clawback Committee will review the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement. If the Clawback Committee determines that the amount of such awards would have been lower had they been determined based on such restated financial statements, it may seek to recover the after-tax portion of the difference, including, with respect to equity awards, any gain realized on the sale of any such shares.

Equity Compensation Policy. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the closing price of Omnicom’s common stock on such date.

Policy Regarding Death Benefits. On February 10, 2011, Omnicom’s Board of Directors adopted a policy regarding death benefits, which provides, among other things, that shareholder approval is required for any future compensation arrangements that would require the Company to make payments, grants or awards following the death of a NEO in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites. The policy would not apply to payments, grants or awards of the sort offered to other Company employees and does not apply to arrangements existing at the time the policy was adopted.

Policy Statement Regarding Hedging. In February 2013, Omnicom’s Board of Directors adopted a policy statement regarding hedging, which provides that no director, NEO or network chief executive officer may purchase any security whose value derives from an Omnicom equity security (including any prepaid variable forward contracts, equity swaps, collars or direct or indirect interests in any exchange fund with 10% or greater exposure to Omnicom) or any similar financial instrument that is designed to hedge or offset any decrease in the market value of Omnicom equity securities.

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Summary Compensation Table for 2018

				Non-Equity Incentive Plan Compensation ($)(1)
				Incentive Award
					Max. Potential Value of Long-Term Equity Portion at Grant Date		All Other Compensation ($)(4)
Name and Principal Position of Executive	Year	Salary ($)	Bonus ($)	Cash Portion	PRSUs(2)	RSUs(3)		Total ($)
John D. Wren Chairman and Chief Executive Officer	2018	$1,000,000	—	$12,500,000	$10,300,000	—	$145,128	$23,945,128
	2017	$1,000,000	—	$12,540,000	$10,260,000	—	$159,325	$23,959,325
	2016	$1,000,000	—	$13,640,000	$11,160,000	—	$179,039	$25,979,039
Philip J. Angelastro Executive VP and Chief Financial Officer	2018	$850,000	—	$3,450,000	$3,450,000	—	$15,450	$7,765,450
	2017	$850,000	—	$3,200,000	$3,200,000	—	$15,300	$7,265,300
	2016	$850,000	$1,130,000	$2,470,000	$3,600,000	—	$15,150	$8,065,150
Dennis E. Hewitt Former Treasurer	2018	$395,000	—	—	—	—	$1,290,078	$1,685,078
	2017	$395,000	—	$450,000	—	$450,000	$33,545	$1,328,545
	2016	$395,000	—	$450,000	—	$450,000	$32,138	$1,327,138
Jonathan B. Nelson Chief Executive Officer, Omnicom Digital	2018	$850,000	—	$2,050,000	—	$2,050,000	$8,250	$4,958,250
	2017	$850,000	—	$1,870,000	—	$1,870,000	$8,100	$4,598,100
	2016	$850,000	—	$2,000,000	—	$1,470,000	$7,950	$4,327,950
Michael J. O’Brien Senior VP, General Counsel and Secretary	2018	$700,000	—	$1,550,000	—	$1,550,000	$17,295	$3,817,295
	2017	$700,000	—	$1,330,000	—	$1,330,000	$11,774	$3,371,774
	2016	$700,000	—	$1,431,000	—	$1,431,000	$11,291	$3,573,291
(1)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Award Plan.
(2)	The PRSU portion of the Incentive Award reported above is equal to the dollar value of the portion of the award that the Compensation Committee, as permitted under the Incentive Award Plan, elected to pay in PRSUs. While initial performance metrics determined the number of PRSUs granted to Messrs. Wren and Angelastro, there is yet another performance test performed three years later with respect to the same award that establishes the percentage of the award that the executive will ultimately realize. As further described above in the section entitled “Compensation Discussion and Analysis,” this subsequent test compares the Company’s return on equity for a three-year period (2019 to 2021) to that of our Peer Metric Group. The amount reported represents the maximum amount that may be paid with respect to the PRSUs, determined using the value of the underlying common stock on the date of the award. The ultimate value received by the NEO will depend on the number of PRSUs that ultimately vest and the value of the underlying common stock on the date of vesting.
(3)	The RSU portion of the Incentive Award reported above is equal to the dollar value of the portion of the award that the Compensation Committee, as permitted under this Incentive Award Plan, elected to pay in RSUs. As further described above in the section entitled “Compensation Discussion and Analysis,” the RSUs vest ratably over a five-year period. The amount reported represents the maximum amount that may be paid with respect to the RSUs, determined using the value of the underlying common stock on the date of the award. The ultimate value received by the NEO will depend on the number of RSUs that ultimately vest and the value of the underlying common stock on the date of vesting.
(4)	All Other Compensation consists of each of the following:

■With respect to Mr. Hewitt, this amount includes a $1,250,000 payment to be made pursuant to the Separation Agreement described in the section entitled “Compensation Discussion and Analysis” above on page 44.
■With respect to each NEO, All Other Compensation includes perquisites and other personal benefits, which are valued based on the aggregate incremental cost to Omnicom.

■The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($114,830), an auto allowance ($9,120) and a medical allowance ($4,000); for Mr. Angelastro an auto allowance ($7,200); for Mr. Hewitt, an auto allowance ($7,200), an award pursuant to Company policy for long-term service ($5,000) and a medical allowance ($4,000); and for Mr. O’Brien, an award pursuant to Company policy for long-term service ($5,000).

■Employer contributions to one or more retirement savings plans: for Mr. Wren ($8,250), Mr. Angelastro ($8,250), Mr. Hewitt ($8,250), Mr. Nelson ($8,250) and Mr. O’Brien ($8,250).
■Employer premium payments for life insurance: for Mr. Wren ($8,928), Mr. Hewitt ($15,628) and Mr. O’Brien ($4,045).

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2018

The below table provides information about equity and non-equity awards granted to the NEOs with respect to 2018.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name of Executive	Threshold ($)	Target ($)	Maximum ($)
John Wren	$0	$18,920,000	$37,840,000
Philip Angelastro	$0	$5,350,000	$10,700,000
Dennis Hewitt	—	—	—
Jonathan Nelson	$0	$2,750,000	$5,500,000
Michael O’Brien	$0	$2,125,000	$4,250,000
(1)

These columns show the potential value of the payout for each NEO under our Incentive Award Plan at threshold, target and maximum levels. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis” on page 44. Awards paid for performance in 2018, which include both a short-term cash component and a long-term equity component that is also contingent upon future performance, are reflected in the Summary Compensation Table for 2018 on page 59.

Outstanding Equity Awards at 2018 Year-End

The following table provides information on the holdings of stock options and unvested stock awards by the NEOs as of December 31, 2018. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis” on page 44.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
John Wren	—	—	391,673	$28,686,131
Philip Angelastro	—	—	118,171	$8,654,844
Dennis Hewitt	—	—	—	—
Jonathan Nelson	51,003	$3,735,460	—	—
Michael O’Brien	45,744	$3,350,291	—	—
(1)	The vesting dates of stock awards disclosed in this column are as follows:

■Mr. Nelson: 2,008 RSUs are scheduled to vest on May 15, 2019. 2,009 RSUs are scheduled to vest on May 15, 2020. 2,592 RSUs are scheduled to vest on each of May 15, 2019 and 2020. 2,593 RSUs are scheduled to vest on May 15, 2021. 3,461 RSUs are scheduled to vest on each of March 15, 2019, 2020, 2021 and 2022. 5,073 RSUs are scheduled to vest on each of August 15, 2019, 2020, 2021, 2022 and 2023.

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EXECUTIVE COMPENSATION

■	Mr. O’Brien: 2,703 RSUs are scheduled to vest on May 15, 2019. 2,704 RSUs are scheduled to vest on May 15, 2020. 2,940 RSUs are scheduled to vest on each of May 15, 2018, 2019 and 2020. 2,941 RSUs are scheduled to vest on May 15, 2021. 3,369 RSUs are scheduled to vest on each of March 15, 2019, 2020, 2021 and 2022. 3,608 RSUs are scheduled to vest on each of August 15, 2019, 2020, 2021, 2022 and 2023.
(2)	The market value of stock awards was determined by multiplying the number of unvested shares by $73.24, the closing price of Omnicom common stock on December 31, 2018.
(3)

The PRSUs are eligible to vest at the times indicated below. The actual number of PRSUs that will vest depends on our relative average return on equity for the applicable three-year periods ending December 31, 2018, December 31, 2019, and December 31, 2020, compared to a pre-established peer group. For purposes of the table, we have assumed that the maximum level of performance will be achieved for each award.

■	Mr. Wren: 121,111 PRSUs are eligible to vest in calendar year 2019. 131,387 PRSUs are eligible to vest in calendar year 2020. 139,175 PRSUs are eligible to vest in calendar year 2021.
■	Mr. Angelastro: 32,381 PRSUs are eligible to vest in calendar year 2019. 42,383 PRSUs are eligible to vest in calendar year 2020. 43,407 PRSUs are eligible to vest in calendar year 2021.

Option Exercises and Stock Vested in 2018

The following table provides information for the NEOs on (a) stock option exercises during 2018, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares acquired upon the vesting of stock awards in the form of restricted stock, RSUs or PRSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Award		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on PRSU Vesting (#)	Value Realized on PRSU Vesting ($)(1)	Number of Shares Acquired on RS/RSU Vesting (#)	Value Realized on RS/RSU Vesting ($)(1)
John Wren	—	—	132,660	$9,987,971	—	—
Philip Angelastro	350,000	$18,326,000	28,965	$2,180,775	—	—
Dennis Hewitt	—	—	—	—	3,363	$246,636
Jonathan Nelson	—	—	—	—	10,729	$799,837
Michael O’Brien	—	—	—	—	9,013	$662,182
(1)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.

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EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation in 2018

Certain of Omnicom’s employees were, in prior years, eligible to defer some or all of the shares of their restricted stock and RSUs that may vest in a given year. For additional information about the deferral plans pursuant to which these elections were made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis” on page 44.

The table below provides information on the non-qualified deferred compensation of the NEOs in 2018, which consisted only of the deferral of shares of restricted stock or RSUs under Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans.

Name of Executive	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distribution in Last FY ($)	Aggregate Balance at Last FYE ($)
John Wren	—	$55,756	—	$9,959,908
Philip Angelastro	—	—	—	—
Dennis Hewitt	—	—	—	—
Jonathan Nelson	—	—	—	—
Michael O’Brien	—	—	—	—
(1)

Reflects earnings or (losses) on deferred shares. Earnings on deferred shares are calculated based on the total number of deferred shares in the account as of December 31, 2018 multiplied by the Omnicom closing stock price as of December 31, 2018, less the total number of such deferred shares multiplied by the Omnicom closing stock price as of December 29, 2017, the last trading day of the 2017 fiscal year.

Potential Payments upon Termination of Employment or Change in Control

The NEOs may be entitled to payments upon termination of employment or in connection with a change in control of Omnicom. The table below sets forth the potential payments that each NEO may receive upon termination of employment or change in control of Omnicom under various scenarios as of December 31, 2018. Mr. Hewitt retired from Omnicom effective December 31, 2018 and will receive a severance payment of $1,250,000 pursuant to the Separation Agreement discussed above in our “Compensation Discussion and Analysis.” Except for Mr. Hewitt’s Separation Agreement and the arrangements described below, none of the NEOs have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

THE SERCR PLAN

Omnicom adopted the SERCR Plan in 2006, and Messrs. Wren and Angelastro participate. The SERCR Plan is unique in its structure and objectives. It is intended to provide security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation.

Restrictive Covenants

In consideration for annual benefits under the SERCR Plan, participating executives are subject to restrictions on competition, solicitation, disparagement, and other willful actions that may materially harm Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment.

62	2019 Proxy Statement

EXECUTIVE COMPENSATION

Annual Benefits

The SERCR Plan provides annual benefits to participating executives upon their termination of employment after they render seven years of service to Omnicom or its subsidiaries, unless termination is for “Cause.” “Cause” is generally defined for this purpose as the executive having been convicted of (or having entered a plea bargain or settlement admitting guilt for) any felony committed in the execution of and while performing his duties as an executive officer, an act of fraud or embezzlement against Omnicom, as a result of which continued employment would have a material adverse impact on Omnicom, or having been the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving a material and willful act of fraud. Subject to compliance with the SERCR Plan’s restrictive covenants, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (base salary plus bonus and other incentive compensation), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.5 million, subject to an annual cost-of-living adjustment of up to 2.5% per year beginning with the second annual payment. Payment of this annual benefit begins on the year following the calendar year in which the termination of employment occurred. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments. Any future compensation arrangement under the SERCR Plan that would oblige Omnicom to make payments in the event of a NEO’s death would require shareholder approval. No annual benefit is payable if the executive is terminated by Omnicom for Cause.

THE EXECUTIVE SALARY CONTINUATION PLAN AGREEMENT

Omnicom has entered into Executive Salary Continuation Plan Agreements with Messrs. Hewitt and Nelson pursuant to which Omnicom agreed to make annual payments for up to a maximum of 10 years after termination of full time employment, unless termination is for “Cause,” in consideration for their agreement to consult and subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom during the payment period. “Cause” is generally defined for this purpose as misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty. Based on Messrs. Hewitt’s and Nelson’s ages and years of service with Omnicom or its subsidiaries, as of December 31, 2018, their payment periods were ten years for Mr. Hewitt and nine years for Mr. Nelson.

Consulting Obligation and Certain Restrictive Covenants

The participating executives agree to serve as advisors or consultants to Omnicom during the payment period, subject to certain limitations. In addition, they will be subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, from the date of termination through the end of the payment period.

Annual Benefits

Following termination and subject to compliance with the consulting obligation and restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, the participating executives are entitled to receive annual payments, beginning in the year described below, for the duration of the payment period. Annual payments are equal to 30% of the highest annual base salary paid to Mr. Hewitt within five years prior to termination and 50% of the highest annual base salary paid to Mr. Nelson within five years prior to termination. Annual payments are subject to there being sufficient pre-tax profits of Omnicom for the calendar year immediately prior to the year in which the participating executives are entitled to payment.

The participating executives are entitled to 100% of the annual payment amount in the event of disability. For a voluntary termination, including retirement, or a termination by Omnicom without Cause, Mr. Hewitt is entitled to 100% of the annual payment amount since he completed more than 20 years of service and Mr. Nelson is entitled to 80% of the annual payment amount since he completed fewer than 20 years of service. Mr. Nelson’s reduced entitlement is calculated by dividing the 16 years of service he completed as of December 31, 2018 by 20. In the event of death, beneficiaries of the participating executives are entitled to 75% of the annual payment amount. Any future compensation arrangement under an Executive Salary Continuation Plan Agreement that would oblige Omnicom to make payments in the event of a NEO’s death would require shareholder approval. No annual benefit is payable if the executive is terminated by Omnicom for Cause.

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EXECUTIVE COMPENSATION

THE INCENTIVE AWARD PLAN

Each of the NEOs participated in our Incentive Award Plan in fiscal year 2018. The Incentive Award Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed above in the section entitled “Compensation Discussion and Analysis” on page 44, during each performance period. If a participant in the Incentive Award Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

EXECUTIVE LIFE INSURANCE COVERAGE

Omnicom provides life insurance coverage to its employees. Certain of the NEOs participate in a company-sponsored executive life insurance program that provides them with a higher coverage amount than they would otherwise be eligible for as employees. This coverage is in lieu of the coverage provided to employees generally. Specifically, Messrs. Wren and O’Brien are provided with executive life insurance policies for which Omnicom pays the premiums. As of December 31, 2018, in the event of termination of employment due to death, these NEOs’ beneficiaries would each be entitled to a life insurance benefit in the amount of $1,000,000 paid by MassMutual. This amount is $250,000 higher than each would be eligible for under the program covering employees generally.

ACCELERATION OF EQUITY AWARDS

Messrs. Wren and Angelastro hold unvested PRSUs. Messrs. Nelson and O’Brien hold unvested RSUs that generally vest based on continued employment and the passage of time. As specified below, such NEOs are entitled to accelerated vesting (a) on a pro rata basis upon termination of employment due to disability, and (b) upon death.

No equity awards held by our NEOs have single trigger or double trigger acceleration in connection with a change in control. However, if RSUs and PRSUs held by our NEOs or other employees are not assumed or substituted by an acquirer in connection with a change in control of Omnicom, they fully vest.

If a NEO retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all RSUs and PRSUs that have not yet vested are generally forfeited or, to the extent PRSUs are partially vested based on the passage of time, they may remain subject to vesting based on the ultimate achievement of the performance goals.

64	2019 Proxy Statement

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLE

The following table provides the potential payments that each NEO may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2018, and (b) the price per share of Omnicom common stock equals $73.24, the closing price of Omnicom common stock on December 31, 2018.

Name of Executive	Death		Disability		For Cause Termination	Termination without Cause		Retirement		Voluntary Termination		Change in Control(1)
John Wren
■SERCR Plan(2)	$1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
■PRSU Awards(3)	$10,002,973		$6,605,296		—	—		—		—		—
Philip Angelastro
■SERCR Plan(2)	$1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
■PRSU Awards(3)	$3,154,081		$2,094,444		—	—		—		—		—
Dennis Hewitt(4)
■Executive Salary Continuation Agreement
	$88,875	(5)	$118,500	(6)	—	$118,500	(6)	$118,500	(6)	$118,500	(6)	—
Jonathan Nelson
■Executive Salary Continuation Agreement
	$318,750	(7)	$425,000	(8)	—	$340,000	(9)	$340,000	(9)	$340,000	(9)	—
■RSU Awards(10)	$3,735,460		$1,770,106		—	—		—		—		—
Michael O’Brien
■RSU Awards(10)	$3,350,291		$1,502,372		—	—		—		—		—
(1)

The change in control value of equity awards assumes that all equity awards are assumed or substituted in connection with a change in control. There are not currently any outstanding equity awards that have single trigger or double trigger acceleration in connection with a change in control. If, however, an unvested equity award is not assumed or substituted in connection with a change in control, such unvested equity award vests in full.

(2)

Except in the event of a termination for Cause, the NEO or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2019. In the event of termination for Cause, no payments would be made. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2018, such amount being subject to an annual cost-of-living adjustment of up to 2.5% per year beginning with the second annual payment. All payment obligations are conditioned upon compliance with the restrictive covenants described above.

(3)

The value of PRSUs was determined by taking the aggregate fair market value of the shares underlying PRSUs subject to accelerated vesting as of December 31, 2018. The value of PRSUs assumes achievement of the highest performance target and therefore the actual value could be lower than the amount disclosed. Amounts shown do not include unvested PRSUs which are considered earned and non-forfeitable as of December 31, 2018 because the service requirement was met, but which are eligible to vest following the end of the applicable performance period and based on the applicable level of actual performance during such period. For additional information, please read the discussion above in our “Compensation Discussion and Analysis.”

(4)

Mr. Hewitt’s employment terminated due to retirement on December 31, 2018 and, as all of his outstanding equity awards forfeited upon termination, he was not entitled to accelerated vesting of equity awards.

(5)

This reflects 75% of Mr. Hewitt’s $118,500 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2019.

(6)

This reflects 30% of the highest annual rate of salary paid to Mr. Hewitt in the five years preceding December 31, 2018. Mr. Hewitt terminated on December 31, 2018 and is entitled to receive ten annual payments in this amount, with the first payment being made in 2020. All payment obligations are conditioned upon compliance with the restrictive covenants and, if not disabled, the consulting obligation described above.

(7)

This reflects 75% of Mr. Nelson’s $425,000 annual payment, payable to his designated beneficiary. Nine annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2019.

(8)

This reflects 50% of the highest annual rate of salary paid to Mr. Nelson in the five years preceding December 31, 2018. Nine annual payments would be made in this amount, with the first payment being made in 2020. All payment obligations are conditioned upon compliance with the restrictive covenants described above.

(9)

This reflects 80% of Mr. Nelson’s $425,000 annual payment and has been reduced as described above because Mr. Nelson has not yet completed 20 years of service. Nine annual payments would be made in this amount, with the first payment being made in 2020. All payment obligations are conditioned upon compliance with the restrictive covenants and, if not disabled, the consulting obligation described above.

(10)

The value of RSUs was determined by taking the aggregate fair market value of the shares underlying RSUs subject to accelerated vesting as of December 31, 2018. For additional information, please read the discussion above in our “Compensation Discussion and Analysis.”

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EXECUTIVE COMPENSATION

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

We identified the median employee by considering all individuals who were employed by us on October 31, 2018, whether employed on a full-time or part-time basis, excluding our CEO and employees located in jurisdictions with a de minimis number of employees. As of October 31, 2018, we determined that our employee population consisted of a total of 91,020 U.S. and non-U.S. individuals, whether employed on a full-time or part-time basis. Pursuant to the de minimis exception allowed under Item 402(u), we excluded all 4,551 individuals who provided services to us in Algeria (19), Argentina (146), Chile (494), Colombia (1,460), Egypt (164), Indonesia (172), Malaysia (195), Mexico (1,165), Thailand (584) and Ukraine (152).

We identified the median employee by examining all gross base salaries during the month of October 2018 for the remaining employee population, as of October 31, 2018, of 86,469 individuals. Unlike our 2018 10-K, the size of our total employee population for purposes of this pay ratio calculation includes part-time employees (who, as required by Item 402(u) of Regulation S-K, have not been converted to full-time equivalent employees), and is based on a count of individuals employed as of October 31, 2018. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on October 31, 2018. Using this methodology, we determined that our median employee was a full-time employee located in Germany. We believe our methodology represents a consistently applied compensation measure that appropriately identifies our median employee.

After identifying the median employee for 2018, we calculated the annual total compensation for 2018 for such employee using the same methodology we used for our NEOs as set forth in the Summary Compensation Table for 2018 earlier in this section. Because the median employee was paid other than in U.S. dollars, we converted the median employee’s compensation to U.S. dollars using the foreign exchange rate in effect on December 31, 2018.

For 2018, the value of the annual total compensation of the median employee was $42,205.85. For 2018, the annual total compensation of our CEO was $23,945,128. The resulting pay ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees (other than our CEO) for 2018 was approximately 567 to 1.

66	2019 Proxy Statement

ITEM 3 – RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS
____________________

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2019. We are submitting the selection of our independent auditors for shareholder ratification at the 2019 Annual Meeting. KPMG LLP has been retained as our independent auditor continuously since June 2002. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to be present at the 2019 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

The Board UNANIMOUSLY recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

Approval of this item requires the favorable vote of the holders of a majority of the shares voting on the item. Abstentions and broker non-votes will have no effect on the outcome of this item.

Fees Paid to Independent Auditors

The following table shows information about fees billed by KPMG LLP and affiliates for professional services, as well as all “out-of-pocket” costs incurred in connection with these services, rendered for the last two fiscal years:

	2018	Approved by Audit Committee	2017	Approved by Audit Committee
Audit Fees(1)	$22,375,000	100%	$22,124,000	100%
Audit-Related Fees(2)	$325,550	100%	$363,560	100%
Tax Fees(3)	$416,693	100%	$390,900	100%
All Other Fees(4)	—		—
Total Fees	$23,117,243		$22,878,460
(1)	Audit Fees consist of fees for professional services for the audit and interim reviews of our consolidated financial statements and for the audit of our internal control over financial reporting. Audit fees also include audit services that are normally provided by independent auditors in connection with statutory audit and regulatory filings. The amounts noted above include reimbursement for direct out-of-pocket travel and other sundry expenses.
(2)	Audit-Related Fees consist of fees for assurance and audit related services performed for the Company or its subsidiaries but not directly related to the audits. Audit-Related fees include due diligence services and attestation or agreed upon procedures related to certain statutory requirements or local reporting requirements.
(3)	Tax Fees consist primarily of fees for routine international tax compliance and advisory services, including the review and preparation of statutory tax returns, related compliance services, and routine tax advice.
(4)	All Other Fees consist of fees for permitted services other than those that meet the criteria above. There were no such services performed in 2018 or 2017.

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ITEM 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In deciding to reappoint KPMG LLP to be our independent auditors for 2019, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The Audit Committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2018.

Audit Committee Report

The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2018 financial statements as of December 31, 2018. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2018 be included in its 2018 10-K.

Members of the Audit Committee
Mary C. Choksi, Chair
Robert Charles Clark
Deborah J. Kissire
Gracia C. Martore
Valerie M. Williams

68	2019 Proxy Statement

ITEM 4 – SHAREHOLDER PROPOSAL
REQUIRING AN INDEPENDENT
BOARD CHAIRMAN
____________________

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised that he is the beneficial owner of no less than 100 shares of Omnicom common stock and that he intends to introduce a proposal for the consideration of shareholders at the 2019 Annual Meeting, the text of which reads as follows.

Proposal 4 — Independent Board Chairman

Shareholders request our Board of Directors to adopt as a policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

Stockholder proposals such as this have taken a leadership role in improving the governance rules of our company. As a result of shareholder proposals we have a right to call a special meeting and a right to proxy access. The 2018 proposal to give the holders of a more realistic 10% of shareholders the right to call a special meeting won 51%-support. The 51%-support would have significantly exceeded 51% if all shareholders had equal access to independent proxy voting advice.

An independent board chairman would have time to build up our neglected Board of Directors. For instance, 5 directors had long-tenure of 16 to 25-years. Long-tenure is the opposite of independence. These long-tenured directors also had a bloated influence since they held the majority of the seats on our 3 most important board committees.

Our Lead Director, Leonard Coleman, had 25-years long-tenure and received the highest negative vote of any Omnicom director – 10-times or more the negative votes as certain other directors. Meanwhile our stock price has been flat for 5-years.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Please vote yes:
Independent Board Chairman - Proposal 4

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ITEM 4 – SHAREHOLDER PROPOSAL REQUIRING AN INDEPENDENT BOARD CHAIRMAN

THE BOARD’S STATEMENT IN OPPOSITION

The leadership structure at Omnicom has been informed by thoughtful Board evaluation and shareholder feedback. After careful consideration, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:

■	Support of our Shareholders: The extensive history of engagement with shareholders on our Board leadership structure, with a consistent message of support for the current structure given our industry context and critical nature of client-chairman relationships.
■	Robust Independent Oversight: Our robust Lead Independent Director role, which provides effective independent oversight and responsibilities similar to those of a chairman.
■	Best for our Business: The importance for the Board to thoroughly evaluate and determine the appropriate leadership structure based on company and industry circumstances at the time.

Omnicom has an extensive history of engaging with shareholders on our Board leadership structure, and has received a consistent message of support for the current structure.

Over the last several years, Omnicom has focused on ensuring our shareholders’ views are incorporated into the Board’s regular evaluation of our board leadership structure. Beginning in 2016, our management and Board met with holders of over 50% of our shares after a shareholder proposal requesting that the Chairman of the Board be independent received 54% support. At the time, the positions of Chairman and CEO were held by separate individuals, with our former CEO serving as Executive Chair. Through conversations with investors, we learned that most supported the leadership structure we had in place, but many voted for the shareholder proposal in 2015 as a way to express dissatisfaction with the lengthy average tenure of directors and lack of meaningful board refreshment.

In response to this feedback, our Board made refreshment a top priority and took deliberate steps to be responsive to the specific concerns shared by investors. Through a commitment to refreshment, our Board has undergone a significant transformation over the last few years – we reduced our average board tenure by approximately 33% since 2015 and have added four new directors who bring relevant and complementary skills to the Board’s overall composition. Through this transformation we also enhanced gender diversity from 23% to 55% and reconstituted our committee and committee chair positions. That same shareholder proposal received support from only 36% of votes cast at our 2016 annual meeting, solidifying the lack of an underlying concern regarding our board leadership structure.

Leading up to Bruce Crawford’s retirement as a director and Executive Chair in 2018, our Board spent considerable time reevaluating its leadership structure and assessing various succession options, ultimately making the decision to appoint our CEO John Wren as Chairman. As part of this process, we re-engaged shareholders on the topic of Omnicom’s leadership structure. A large majority of these investors supported our approach to evaluate the structure on a case-by-case basis, and were comfortable with our decision to combine the roles, particularly given the factors described below including the complexity of our business, the critical nature of Mr. Wren’s longstanding client relationships to a professional services business such as ours and our strong Lead Independent Director role.

In the fall of 2018, we reached out to more than 60% and engaged with more than 40% of shareholders. During these discussions, our shareholders reaffirmed their satisfaction with our Board’s leadership structure.

Omnicom’s Lead Independent Director provides meaningful independent leadership and serves as an effective counterbalance.

Our Lead Independent Director is empowered with a robust set of responsibilities, similar to those typically associated with a Chairman. This includes the authority to:

■	Preside at executive sessions of the independent directors;
■	Preside at all meetings of the Board at which the Board Chairman is not present;
■	Serve as principal liaison between the independent directors and the Board Chairman and CEO;
■	Oversee the annual Board and committee evaluations;
■	Participate in developing agendas for Board meetings, with the authority to add agenda items;
■	Approve the schedule of Board meetings;

70	2019 Proxy Statement

ITEM 4 – SHAREHOLDER PROPOSAL REQUIRING AN INDEPENDENT BOARD CHAIRMAN

■	Advise the Board Chairman, including providing input, as to the quality, quantity and timeliness of information provided to the Board;
■	Engage and consult with shareholders as part of our shareholder engagement process; and
■	Perform such other duties as the Board may from time to time delegate.

In February 2019, our Board further strengthened our Lead Independent Director role by amending our governance guidelines to grant the Lead Independent Director additional responsibilities, including the authority to:

■	Call meetings of the independent directors;
■	Participate in the recruitment, mentoring and development of directors; and
■	Oversee any conflicts of interests among directors, including the Chairman and CEO.

The second bullet point above formalizes actions our Lead Independent Director had been doing in practice. The independent members of the Board designate the Lead Independent Director annually. Mr. Coleman was first appointed to the position in 2015, and re-elected by the independent directors each year since. During his time as our Lead Independent Director, Mr. Coleman has consistently demonstrated thoughtful leadership and intelligent decision making during a time of transition. In this role, he functions like a Chairman, fostering an open dialogue among directors and providing independent oversight. He also has a strong understanding of Omnicom’s business and strategy, has access to and frequent interaction with senior management, and has been an active participant in shareholder engagement for many years.

In addition, Omnicom has strong corporate governance policies and practices in place to promote effective independent oversight. These are highlighted on page 6 of this Proxy Statement.

It is important for the Board to have the ability to structure our leadership in a way that best serves Omnicom and its shareholders, particularly in light of our business complexity and rapidly changing industry.

The Board strongly believes that it should maintain flexibility to determine the appropriate leadership structure for Omnicom, and that this determination must be considered in the context of Omnicom’s specific circumstances, business and culture, while giving appropriate weight to the unique challenges facing a professional services company such as ours. Rather than imposing a “one-size fits all” approach to Board leadership, we believe this Board is well positioned to determine the most effective leadership structure for Omnicom and its shareholders given the current company and industry circumstances.

The Board understands the importance of this responsibility and regularly evaluates the leadership structure at Omnicom. It most recently demonstrated its ability to take a thoughtful, company-specific approach in May 2018, when it determined, after extensive shareholder engagement and assessing various options, to combine the positions of Chairman and CEO following the retirement of our then Executive Chairman, Bruce Crawford. In making this decision, the Board considered:

■	Strong Independent Oversight: Feedback from shareholders on our leadership structure and our Lead Independent Director’s effective independent oversight as described above.
■	Retention of Largest Clients: The critical nature of client-chairman relationships in our professional services business and importance of ensuring executive-level continuity in the CEO and Chairman roles to support the transition of hundreds of trust-based client relationships.
■	Retention of Talented Executives: Our Business success is dependent on retaining talented individuals to best serve our clients through Omnicom’s reconstituted management reporting structure spearheaded by Mr. Wren.
■	Our CEO’s Fundamental Role: Our CEO John Wren’s fundamental role in our organizational realignment to position Omnicom for long-term growth in an increasingly complex and competitive global landscape that is experiencing rapid change, disruption and market-wide technological advancements.

In light of the supportive feedback from investors, our strong Lead Independent Director role held by a director who provides strength and continuity of leadership, and the complexity of our business and rapidly evolving industry, the Board believes it is in the best interest of Omnicom and shareholders to retain flexibility to determine its leadership structure, and believes that at this time, the proper structure is for John Wren to hold the roles of both Chairman and CEO.

The Board of Directors UNANIMOUSLY recommends that shareholders vote AGAINST this proposal.

Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

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STOCK OWNERSHIP INFORMATION
____________________

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the close of business on April 1, 2019 (except as otherwise noted), with respect to the beneficial ownership of our common stock by:

■	each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;
■	each current director or nominee;
■	each NEO; and
■	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address for each individual listed below is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

Name	Number of Shares Owned(1)	Options Exercisable within 60 Days	Total Beneficial Ownership	Percent of Shares Outstanding(2)
The Vanguard Group(3)	21,827,707	—	21,827,707	9.9%
Massachusetts Financial Services Company(4)	17,174,604	—	17,174,604	7.8%
BlackRock, Inc.(5)	15,884,989	—	15,884,989	7.2%
Philip J. Angelastro(6)	430,255	—	430,255	*
Alan R. Batkin	27,773	—	27,773	*
Mary C. Choksi	21,757	—	21,757	*
Robert Charles Clark(7)	41,115	—	41,115	*
Leonard S. Coleman, Jr.	27,218	—	27,218	*
Susan S. Denison	41,369	—	41,369	*
Ronnie S. Hawkins	2,778	—	2,778	*
Dennis E. Hewitt	23,276	—	23,276	*
Deborah J. Kissire	6,252	—	6,252	*
Gracia C. Martore	6,468	—	6,468	*
Jonathan B. Nelson(8)	84,474	—	84,474	*
Michael J. O’Brien(9)	108,391	—	108,391	*
Linda Johnson Rice	8,658	—	8,658	*
Valerie M. Williams	5,222	—	5,222	*
John D. Wren(10)	1,604,979	—	1,604,979	*
All directors and executive officers as a group (17 persons)(11)	2,499,329	—	2,499,329	1.1%

72	2019 Proxy Statement

STOCK OWNERSHIP INFORMATION

*	less than 1%.
(1)

This column lists voting securities, and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:

■	shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Batkin — 26,087 shares, Ms. Choksi — 21,757 shares, Mr. Clark — 38,060 shares, Mr. Coleman — 14,846 shares, Ms. Denison — 39,810 shares, Mr. Hawkins — 2,778 shares, Ms. Kissire — 6,252 shares, Ms. Martore — 6,468 shares, Ms. Johnson Rice — 8,161 shares, and Ms. Williams — 5,222 shares;
■	shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren — 135,990 shares; and
■	shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Angelastro — 1,372 shares, and Mr. Wren — 28,099 shares.
(2)

The number of shares of common stock outstanding on April 1, 2019 was 220,166,688. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.

(3)

Stock ownership is as of December 31, 2018, and is based solely on a Schedule 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group (“Vanguard”). In the filing, Vanguard reported having sole voting power over 269,721 shares, shared voting power over 65,900 shares, sole dispositive power over 21,497,219 shares and shared dispositive power over 330,488 shares. Vanguard has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Stock ownership is as of December 31, 2018 and is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019, by Massachusetts Financial Services Company (“MFS”). In the filing, MFS reported having sole voting power over 15,753,073 shares and sole dispositive power over 17,174,604 shares. MFS has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.

(5)

Stock ownership is as of December 31, 2018, and is based solely on a Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc. (“BlackRock”). In the filing, BlackRock reported having sole voting power over 13,831,463 shares and sole dispositive power over 15,884,989 shares. BlackRock has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)	Includes 163,782 PRSUs granted to Mr. Angelastro pursuant to our 2013 Plan.
(7)	Includes 1,700 shares that are held in a joint account shared by Mr. Clark and his wife.
(8)	Includes 74,642 RSUs granted to Mr. Nelson pursuant to our 2013 Plan.
(9)	Includes 62,865 RSUs granted to Mr. O’Brien pursuant to our 2013 Plan.
(10)	Includes 527,844 PRSUs granted to Mr. Wren pursuant to our 2013 Plan.
(11)	Includes 1,700 shares over which there are shared voting and investment power.

Equity Compensation Plans

Our principal equity plan for employees is our 2013 Plan, which was approved by shareholders at our 2013 Annual Meeting of Shareholders and replaced all of our prior equity incentive plans. The Compensation Committee’s independent compensation consultant, Cook & Co., provided analysis and input on the 2013 Plan. As a result of the adoption of the 2013 Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our 2013 Plan.

The purpose of the 2013 Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom shareholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom shareholders. The 2013 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

Persons eligible to participate in the 2013 Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the 2013 Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the 2013 Plan.

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STOCK OWNERSHIP INFORMATION

All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($/shr)	Number of securities remaining available for future issuance (#)
Equity compensation plans approved by security holders: 2013 Incentive Award Plan and previously adopted equity incentive plans (other than our ESPP)	988,050	$80.37	26,731,624	(1)
Equity compensation plans approved by security holders: ESPP Shares	—	—	8,675,351	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	988,050	$80.37	35,406,975
(1)

The maximum number of shares that may be issued under our 2013 Plan pursuant to awards granted after December 31, 2012 is 33,040,000. This number is subject to upward adjustment since awards granted under previously adopted plans (“Prior Plans”) that are forfeited or expire may be used again under the 2013 Plan. Any share of common stock that is subject to an option or stock appreciation right granted from our 2013 Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any share of common stock that is subject to an award other than an option or stock appreciation right granted from the 2013 Plan is counted against this limit as 3.5 shares of common stock for every one share of common stock granted. The figure above includes 26,731,624 shares that may be issued under our 2013 Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 7,637,607. Our 2013 Plan provides that we may no longer grant any awards under our Prior Plans. As of December 31, 2018, there were 988,050 stock options outstanding under our equity compensation plans (other than our ESPP) with a weighted-average exercise price of $80.37 and a weighted-average term of 4.04 years and 3,063,746 unvested full value shares outstanding under our equity compensation plans (other than our ESPP).

(2)	The ESPP is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2018.

74	2019 Proxy Statement

INFORMATION ABOUT VOTING AND THE MEETING
____________________

Record Date Shares Outstanding

Holders of our common stock, par value $0.15 per share, as of the close of business on April 1, 2019, will be entitled to vote their shares at the 2019 Annual Meeting. On that date, there were 220,166,688 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the 2019 Annual Meeting.

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2019 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

In order to obtain approval of the election of any nominee as a director when the number of nominees equals the number of directors to be elected, assuming a quorum exists, a director nominee must receive a majority of the votes cast with respect to such nominee, meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be considered as votes cast and will have no effect on the election of directors. In order to approve, on an advisory basis, the resolution on the Company’s executive compensation, ratify the appointment of KPMG LLP as our independent auditors, and approve the shareholder proposal described in the Proxy Statement, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voting on the item is required. Abstentions and broker non-votes will not be considered as voting on the items, and thus will have no effect on the outcome of Items 2, 3 and 4.

Voting

You can vote your shares by proxy card, through the Internet, by telephone or in person. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Sunday, May 19, 2019. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, your shares will be voted as described below in the section entitled “Default Voting.”

Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Wednesday, May 15, 2019. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

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INFORMATION ABOUT VOTING AND THE MEETING

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the ratification of the appointment of KPMG LLP as our independent auditors, but not on the election of directors, the advisory resolution to approve executive compensation or the shareholder proposal.

“Default” Voting

If you submit a proxy, whether through the Internet, by telephone or by using the proxy card, but do not indicate any voting instructions, your shares will be voted “for” the election of all nominees for director, “for” the advisory resolution to approve the Company’s executive compensation, “for” the ratification of the appointment of KPMG LLP, and “against” the shareholder proposal. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Right to Revoke

If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2019 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the 2019 Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

Equiniti Trust Company will act as inspectors at the 2019 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

76	2019 Proxy Statement

ADDITIONAL INFORMATION
____________________

Expense of Solicitation

We are making and will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of proxies. For these services, we will pay Morrow Sodali a fee of approximately $10,500 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Availability of Certain Documents

In accordance with the rules promulgated by the SEC, we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2018 Annual Report to Shareholders are available, beginning April 10, 2019, on our website at http://investor.omnicomgroup.com. You may also access our Proxy Statement and our 2018 Annual Report to Shareholders at https://materials.proxyvote.com/681919. You also may obtain a copy of this document, our 2018 Annual Report to Shareholders, our Corporate Governance Guidelines, our Code of Business Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance and Finance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available after being approved by the Board through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2018 Annual Report to Shareholders to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2018 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or by calling our Corporate Secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports to Shareholders and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

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ADDITIONAL INFORMATION

Shareholder Proposals and Director Nominations for the 2020 Annual Meeting

Any shareholder who wishes to present a proposal for inclusion in next year’s proxy statement and form of proxy under Rule 14a-8 must deliver the proposal to our principal executive offices no later than the close of business on December 12, 2019. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

For proposals or director nominations submitted outside the process of Rule 14a-8, our By-laws require that written notice of the proposal or nomination be provided to our Corporate Secretary no less than 60 days prior to the date set for the 2020 Annual Meeting of Shareholders. In order for a nomination for director or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Exchange Act, apply.

In addition, our By-laws provide a proxy access right permitting certain of our shareholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations via the Company’s proxy materials for up to 20% of the directors then serving, but not less than two. Notice of proxy access director nominations for the 2020 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than November 12, 2019 and no later than the close of business on December 12, 2019. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. In addition, the notice must set forth the information required by our By-laws with respect to each proxy access director nomination that a shareholder intends to present at the 2020 Annual Meeting of Shareholders.

A copy of the applicable By-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC and our By-laws make clear, submitting a proposal or nomination does not guarantee its inclusion.

Michael J. O’Brien
Secretary

New York, New York
April 10, 2019

78	2019 Proxy Statement

ANNEX A
____________________

Non-GAAP Financial Information

We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are useful measures to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

We define free cash flow (a Non-GAAP liquidity measure) as net income plus depreciation, amortization, share based compensation expense and plus/(less) other items to reconcile to net cash provided by operating activities. We believe free cash flow is a useful measure of liquidity to evaluate our ability to generate excess cash from our operations.

Our method of calculating free cash flow may differ from methods used by other companies and, accordingly, may not be comparable to such other companies’ measures. See the reconciliation of free cash flow to net income, the most directly comparable GAAP measure, below.

Reconciliation of Free Cash Flow to Net Income

	Year Ended December 31,
	2018	2017
Net Income	$1,440.5	$1,192.2
Depreciation and Amortization Expense	264.0	282.1
Share-Based Compensation Expense	70.5	80.2
Net Gain from Disposition of Subsidiaries	(178.4)	—
Impact of Tax Cuts and Jobs Act of 2017	28.9	106.3
Other Items to Reconcile to Net Cash Provided by Operating Activities, net	16.3	14.6
Free Cash Flow	$1,641.8	$1,675.4

We define after tax reported operating profit (a Non-GAAP financial measure) as reported operating profit less income taxes calculated using the effective tax rate for the applicable period. We believe after tax reported operating profit is a useful measure of after tax operating performance as it excludes the after tax effects of financing and investing activities on results of operations.

Our method of calculating after tax reported operating profit may differ from methods used by other companies and, accordingly, may not be comparable to such other companies’ measures. See the reconciliation of after tax reported operating profit to reported operating profit, the most directly comparable GAAP measure, below.

www.omnicomgroup.com	79

ANNEX A

Reconciliation of After Tax Reported Operating Profit to Reported Operating Profit

	Year Ended December 31,
	2018	2017
Reported Operating Profit	$2,133.5	$2,083.8
Effective Tax Rate for the Applicable Period	25.6%	36.9%
Income Taxes on Reported Operating Profit	546.2	768.9
After Tax Reported Operating Profit	$1,587.3	$1,314.9

We use EBITA and EBITA Margin as additional operating performance measures that exclude the non-cash amortization expense of intangible assets, which primarily consists of amortization of intangible assets arising from acquisitions. We define EBITA as earnings before interest, taxes and amortization of intangible assets, and EBITA Margin as EBITA divided by revenue, both of which are Non-GAAP financial measures. We believe that EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our businesses.

The following table reconciles EBITA and EBITA Margin to the most directly comparable GAAP financial measure, Net Income - Omnicom Group Inc., for the periods presented (in millions):

Reconciliation of EBITA to Net Income

	Year ended December 31,
	2018	2017
Net Income - Omnicom Group Inc.	$1,326.4	$1,088.4
Net Income Attributed To Noncontrolling Interests	114.1	103.8
Net Income	1,440.5	1,192.2
Income From Equity Method Investments	8.9	3.5
Income Tax Expense	492.7	696.2
Income Before Income Taxes and Income From Equity Method Investments	1,924.3	1,884.9
Interest Expense	266.4	248.6
Interest Income	57.2	49.7
Operating Profit	2,133.5	2,083.8
Add back: Amortization of intangible assets	102.5	113.8
EBITA	$2,236.0	$2,197.6
Revenue	$15,290.2	$15,273.6
EBITA	$2,236.0	$2,197.6
EBITA Margin	14.6%	14.4%

80	2019 Proxy Statement

ANNEX A

When calculating our EBITA Margin performance metric, we made adjustments to EBITA for the year 2018 to exclude the gain recognized on dispositions of certain subsidiaries and expenses resulting from certain repositioning actions. The following table shows the adjustments made (in millions) and the resulting EBITA Margin performance metric:

Calculation of Adjusted EBITA used for EBITA Margin Performance Metric

Year Ended December 31, 2018
EBITA	2,236.0
Net gain on dispositions of subsidiaries	(178.4)
Repositioning Actions	149.4
Adjustments to EBITA for EBITA Margin Performance Metric	(29.0)
Adjusted EBITA used for EBITA Margin Performance Metric	2,207.0
Revenue	15,290.2
Adjusted EBITA used for EBITA Margin Performance Metric	2,207.0
EBITA Margin Performance Metric	14.4%

When calculating our diluted EPS growth performance metric, we made adjustments to Net Income - Omnicom Group Inc. for the years ended December 31, 2018 and 2017. The following table shows the adjustments made (in millions, except per share amounts):

Calculation of Net Income used for Diluted EPS Growth

	Year ended December 31,
	2018	2017
Net Income - Omnicom Group Inc.	$1,326.4	$1,088.4
Impact of Tax Cuts and Jobs Act of 2017	28.9	106.3
Net Gain on Disposition of Subsidiaries, Less Repositioning Actions	(47.1)
Excess Tax Benefits Related to Share Based Compensation	(7.4)	(20.8)
Resolution of Foreign Tax Claims	(15.3)
Adjustments to Net Income - Omnicom Group Inc. for Metric	(40.9)	85.5
Net Income used for Diluted EPS Growth Performance Metric	1,285.5	1,173.9
Net Income Allocated to Participating Securities	(0.1)	(1.6)
Adjusted Net Income Available for Common Shareholders for Diluted EPS Growth
Performance Metric	$1,285.4	$1,172.3
Diluted Weighted Average Shares for EPS Calculation	227.6	233.9
Adjusted Diluted EPS for Performance Metric	$5.65	5.01
Diluted EPS Growth		12.7%

www.omnicomgroup.com	81

This proxy statement was printed in the USA in a facility that uses exclusively vegetable based inks, 100% renewable wind energy and releases zero VOCs into the environment.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL, SIMPLY INDICATE VOTING DIRECTIONS ON THE ITEMS BELOW, SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors UNANIMOUSLY Recommends a Vote FOR all Nominees in Item 1.

1.	Election of directors:
		FOR	AGAINST	ABSTAIN
	01 John D. Wren	☐	☐	☐
	02 Alan R. Batkin	☐	☐	☐
	03 Mary C. Choksi	☐	☐	☐

	FOR	AGAINST	ABSTAIN
07 Ronnie S. Hawkins	☐	☐	☐
08 Deborah J. Kissire	☐	☐	☐
09 Gracia C. Martore	☐	☐	☐

Please fold here – Do not separate

04 Robert Charles Clark	☐	☐	☐
05 Leonard S. Coleman, Jr.	☐	☐	☐
06 Susan S. Denison	☐	☐	☐

10 Linda Johnson Rice	☐	☐	☐
11 Valerie M. Williams	☐	☐	☐

The Board of Directors UNANIMOUSLY Recommends a Vote FOR Items 2 and 3.

2.	Advisory resolution to approve executive compensation.	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the 2019 fiscal year.	☐	For	☐	Against	☐	Abstain

The Board of Directors UNANIMOUSLY Recommends a Vote AGAINST Item 4.

4.	Shareholder proposal requiring an independent Board Chairman.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN ITEM 1, FOR ITEMS 2 AND 3 AND AGAINST ITEM 4.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 20, 2019
10:00 a.m. Eastern Daylight Time

C Space
290 Congress Street, 7th Floor
Boston, MA 02210

For your reference, the Proxy Statement to solicit proxies for our 2019 Annual Meeting of Shareholders and our
2018 Annual Report to Shareholders are available, beginning April 10, 2019, at:
https://materials.proxyvote.com/681919

Omnicom Group Inc. 437 Madison Avenue New York, NY 10022	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, May 20, 2019.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3, and “AGAINST” Item 4, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

By signing the proxy, you revoke all prior proxies and appoint Philip J. Angelastro and Michael J. O’Brien, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and postponements or adjournments.

If the undersigned is a participant in our employee retirement savings plan and/or our employee stock purchase plan and has Omnicom stock allocated to his or her account(s), then the undersigned directs the trustee or the administrator of the relevant plan likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated in the manner specified on the reverse of this card and in their discretion on all matters as may properly come before the meeting. If you are such a participant and your voting instructions are not received by 11:59 p.m. Eastern Daylight Time, on Wednesday, May 15, 2019, the trustee of the employee retirement saving plan will vote your plan shares in the same proportion as it votes all other shares in the plan for which it has received timely voting instructions and the administrator of the employee stock purchase plan will not vote your shares.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/omc	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. Eastern Daylight Time	vote your proxy until 11:59 p.m. Eastern	postage-paid envelope provided.
on Sunday, May 19, 2019 or, for	Daylight Time on Sunday, May 19, 2019 or,
shares held in Omnicom employee	for shares held in Omnicom employee
plans, 11:59 p.m. Eastern Daylight	plans, 11:59 p.m. Eastern Daylight Time
Time on Wednesday, May 15, 2019.	on Wednesday, May 15, 2019.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.